Exhibit 10.2

SECURED BRIDGE CREDIT AGREEMENT

dated as of

  June 25, 2026,

  among

  H.B. FULLER COMPANY

The Lenders Party Hereto

  and

GOLDMAN SACHS BANK USA,
as Administrative Agent

GOLDMAN SACHS BANK USA,
as Sole Lead Arranger and Bookrunner

i

(continued)

(continued)

(continued)

(continued)

Page

SCHEDULES:

Schedule 2.01	-- Commitments
Schedule 2.02	-- Letter of Credit Commitments
Schedule 2.09	-- Required Existing A&R Credit Agreement Consents
Schedule 3.01	-- Subsidiaries
Schedule 3.06	-- Disclosed Matters
Schedule 5.09	-- Certain Mortgaged Properties
Schedule 6.01	-- Existing Indebtedness
Schedule 6.02	-- Existing Liens
Schedule 6.08	-- Restrictive Agreements

EXHIBITS:

Exhibit A	-- Form of Assignment and Assumption
Exhibit B	-- [Reserved]
Exhibit C-1	-- [Reserved]
Exhibit C-2	-- [Reserved]
Exhibit D	-- [Reserved]
Exhibit E	-- [Reserved]
Exhibit F	-- [Reserved]
Exhibit G	-- Form of Solvency Certificate
Exhibit H	-- [Reserved]
Exhibit I	-- [Reserved]
Exhibit J-1	-- Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit J-2	-- Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
Exhibit J-3	-- Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
Exhibit J-4	-- Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
Exhibit K	-- Form of Closing Date Officer’s Certificate

v

SECURED BRIDGE CREDIT AGREEMENT (this “Agreement”), dated as of June 25, 2026, among H.B. FULLER COMPANY, a Minnesota corporation (the “Borrower”), H.B. FULLER MEDICAL ADHESIVE TECHNOLOGIES INC., a Delaware corporation (“US Bidco”), the LENDERS from time to time party hereto and GOLDMAN SACHS BANK USA (“GS”), as Administrative Agent and a Lender.

WHEREAS, on the Offer Effective Date or the Scheme Effective Date (as such terms are defined herein), as applicable, the Borrower will, directly or indirectly, acquire not less than a simple majority of the outstanding shares of Advanced Medical Solutions Group PLC, a public limited company incorporated in England and Wales with registration number 02867684 (“Amsterdam” and together with its subsidiaries, the “Amsterdam Entities” and such acquisition, the “Amsterdam Acquisition”), which may be effected by means of a Scheme (as defined herein) under which the Amsterdam Shares (as defined herein) will be transferred and the Borrower will, directly or indirectly, become the holder of such transferred Amsterdam Shares or pursuant to an Offer (as defined herein) by, or made on behalf of, the Borrower (or one of its subsidiaries) in accordance with the Takeover Code (as defined herein) and the provisions of the Companies Act of 2006 (as defined herein) for the Borrower to acquire, directly or indirectly, the Amsterdam Shares to which the Offer or Scheme relates, by way of an Offer or a Scheme. To consummate the Amsterdam Acquisition, the Borrower intends to, among other things, enter into the revolving and term loan credit facilities provided for hereunder;

NOW, THEREFORE, the Lenders and the Issuing Bank are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2017 Indenture” means that certain Indenture between the Borrower and U.S. Bank National Association, as trustee, dated as of February 14, 2017, as in effect on the Effective Date.

“2017 Supplemental Indenture” means that certain First Supplemental Indenture, dated as of February 14, 2017, supplementing the 2017 Indenture in respect of the Borrower’s 4.000% Notes due 2027, as in effect on the Effective Date.

“2020 Supplemental Indenture” means that Second Supplemental Indenture dated as of October 20, 2020, supplementing the 2017 Indenture in respect of the Borrower’s 4.250% Notes due 2028, as in effect on the Effective Date.

“2025 10-K” means the Borrower’s Annual Report on Form 10-K for the fiscal year ended November 29, 2025.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” means the assets or Person acquired in connection with a Permitted Acquisition.

“Adjusted Daily Simple RFR” means (i) with respect to any RFR Borrowing comprised of Revolving Loans denominated in Pounds Sterling, an interest rate per annum equal to the Daily Simple RFR for Pounds Sterling, (ii) with respect to any RFR Borrowing comprised of Swingline Loans denominated in Pounds Sterling, an interest rate per annum equal to the Daily Simple RFR for Pounds Sterling, and (iii) with respect to any RFR Borrowing comprised of Swingline Loans denominated in Euros, an interest rate per annum equal to the Daily Simple RFR for Euros; provided that, in each case, if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means Goldman Sachs Bank USA (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Related Person” has the meaning assigned to such term in Section 9.03(c).

“Agreed Currencies” means (a) Dollars, (b) euro, (c) Pounds Sterling, and (d) any other currency that is agreed to by the Administrative Agent, each of the Lenders and, with respect to any Letter of Credit issued by the Issuing Bank, the Issuing Bank; provided that with respect to Swingline Loans only, “Agreed Currencies” shall mean Dollars and each other currency as is acceptable to the Swingline Lender in its sole discretion; provided, further, that, with respect to Term Loans, “Agreed Currencies” shall mean Dollars.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, (i) with respect to Term Loans, if the Alternate Base Rate shall be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement and (ii) with respect to Revolving Loans, if the Alternate Base Rate shall be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“Amsterdam” has the meaning set forth in the preamble.

“Amsterdam Acquisition” has the meaning set forth in the preamble.

“Amsterdam Acquisition Documents” means (a) if the Amsterdam Acquisition is to be effected by means of a Scheme, the Scheme Documents; or (b) if the Amsterdam Acquisition is to be effected by means of an Offer, the Offer Documents.

“Amsterdam Entities” has the meaning set forth in the preamble.

“Amsterdam Shares” means the existing unconditionally allotted or issued and fully paid ordinary shares in the capital of Amsterdam and any further ordinary shares which are unconditionally allotted or issued before the Closing Date.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering (including, without limitation, the Patriot Act).

“Applicable Percentage” means, with respect to any Lender, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.25 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, (a) (i) 1.75% per annum for any Term Benchmark Loan or RFR Loan under the Revolving Facility or Term Facility and (ii) 0.75% per annum for any ABR Loan under the Revolving Facility or Term Facility; provided such rates shall increase by 0.25% on each 90-day anniversary of the Closing Date; and (b) for any unused commitment fees payable under the Revolving Facility, the applicable rate per annum set forth below under the caption “Unused Commitment Fee Rate” based upon the Secured Leverage Ratio as determined below:

Pricing Level	Secured Leverage Ratio	Unused Commitment Fee Rate
1	Less than 2.50:1.00	0.20%
2	Equal to or higher than 2.50:1.00 and lower than 3.25:1.00	0.25%
3	Equal to or higher than 3.25:1.00 and lower than 4.00:1.00	0.30%
4	Equal to or higher than 4.00:1.00 and lower than 4.75:1.00	0.35%
5	Equal to or higher than 4.75:1.00	0.40%

For purposes of the foregoing clause (b), any increase or decrease in the Applicable Rate resulting from a change in the Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 5.01(c); provided that, at the option of the Required Lenders, Pricing Level 5 shall apply (1) as of the first Business Day after the date on which a compliance certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such compliance certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (2) as of the first Business Day after an Event of Default under Section 7.01(a), (b), (h), (i) or (j) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means “Attributable Debt” as defined in either Supplemental Indenture.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise).

“Available Amount” means, as at any date, an amount equal to:

(a) the sum, without duplication, of

(i) $100,000,000; plus

(ii) if positive, 50% of the Consolidated Net Income of the Borrower and its Subsidiaries for the period (taken as one accounting period) commencing with the fiscal year ending on or about December 2, 2023 and ending as of the end of the most recent fiscal quarter ending prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, as of such date (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(iii) 100% of the aggregate amount of the net cash proceeds received after the Effective Date from any issuance of Qualified Equity Interests by the Borrower, to the extent not otherwise applied, minus

(b) the sum of

(i) the aggregate amount of any Restricted Payments made prior to such date pursuant to Section 6.06(d), plus

(ii) the aggregate amount of any Investments made prior to such date pursuant to Section 6.04(n).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to (i) any RFR Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency or (ii) any Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clause (1) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble.

“Borrowing” means (a) Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day (other than a Saturday or a Sunday) (i) on which banks are open for business in New York City and (ii) (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, which is a TARGET Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, that is only an RFR Business Day, (c) in relation to Loans denominated in Pounds Sterling, on which banks are open for business in London, (d) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day and (e) in relation to Loans denominated in any other Agreed Currency or any interest rate settings, fundings, disbursements, settlements or payments of any CBR Loan or CBR Borrowing, on which dealings in the applicable Agreed Currency are carried on in the principal financial center of such Agreed Currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CBR” when used in reference to any Loan or Borrowing means a Loan or Borrowing that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, at any time, a rate per annum equal to the greater of: (i) the sum of: (A) for any Loan denominated in (x) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (y) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time, or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (z) any other Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment; and (ii) the Floor.

“Central Bank Rate Adjustment” means for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) in the case of Revolving Loans, (A) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (B) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, and (ii) in the case of Swingline Loans, (A) the average of the Adjusted Daily Simple RFR for Euro for the five most recent RFR Business Days preceding such day for which ESTR was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (B) the Central Bank Rate in respect of Euro in effect on the last RFR Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period, and (c) any other Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Certain Funds Covenant” means, solely as it relates to each Certain Funds Loan Party as to itself (and not, for the avoidance of doubt, with respect to any procurement obligation with respect to any Affiliate or Subsidiary or any other Loan Party or Affiliate or Subsidiary thereof, other than the procurement obligation with respect to UK Bidco in relation to Section 5.14(a) and (b)), the covenants contained in Section 5.14(a) and (b), Section 6.01, Section 6.02, Section 6.03, Section 6.04 and Section 6.06.

“Certain Funds Default” means an Event of Default described in (a) Section 7.01(c) (but only to the extent arising from a Certain Funds Representation made by a Certain Funds Loan Party as to itself (and not, for the avoidance of doubt, with respect to any Affiliate or Subsidiary or any other Loan Party or Affiliate or Subsidiary thereof)), (b) Section 7.01(a) and (b) (but only with respect to an Event of Default in the payment of principal or interest), (c) Section 7.01(d) and (e) (but only to the extent arising from breach of a Certain Funds Covenant by a Certain Funds Loan Party as to itself (and not, for the avoidance of doubt, with respect to any procurement obligation with respect to any Affiliate or Subsidiary of the Borrower or any other Loan Party or Affiliate or Subsidiary thereof other than the procurement obligation with respect to UK Bidco in relation to Section 5.14(a) and (b)) if such Event of Default is continuing on the Closing Date provided that the words “, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder” shall be deemed deleted from Section 7.01(d) for purpose of this definition, (d) Section 7.01(h), (i) and (j) (but solely as it relates to a Certain Funds Loan Party (and not, for the avoidance of doubt, with respect to any Affiliate or Subsidiary of the Borrower or any other Loan Party or Affiliate or Subsidiary thereof and provided that, with respect to Section 7.01(i), such Event of Default shall only constitute a Certain Funds Default if any formal petition, proceeding or action has been filed, commenced or taken (as applicable)); or (e) Section 7.01(n) (but solely as it relates to a Certain Funds Loan Party (and not, for the avoidance of doubt, with respect to any Affiliate or Subsidiary of the Borrower or any other Loan Party or Affiliate or Subsidiary thereof) and solely as a result of the actions or omissions of a Certain Funds Loan Party in so far as it relates to the cessation of validity, binding and enforceable in accordance with that Loan Document's terms) provided that the words “in writing” shall be deemed to be inserted after the words “challenge the enforceability of any material provisions of any Loan Document” in Section 7.01(n) for purpose of this definition.

“Certain Funds Loan Party” means the Borrower and US Bidco.

“Certain Funds Period” means the period from (and including) the date of this Agreement to (and including) 11:59 p.m. (New York time) on the earliest of: (a) if the first Rule 2.7 Announcement has not been released by then, the date that is five (5) Business Days after the date of this Agreement; (b) where the Amsterdam Acquisition proceeds by way of a Scheme, the earliest of: (i) the date on which the Scheme irrevocably lapses or is irrevocably withdrawn with the consent of the Takeover Panel or by order of the Court (unless, within five (5) Business Days following such date, the Borrower has notified GS that it intends to launch an Offer and the Rule 2.7 Announcement for the Offer has been released) (ii) the date on which Amsterdam has become a direct or indirect wholly owned subsidiary of the Borrower and all of the consideration payable under the Amsterdam Acquisition in respect of the Amsterdam Shares or proposals made or to be made under Rule 15 of the Takeover Code in connection with the Amsterdam Acquisition, has in each case been paid in full; and (iii) the Longstop Time; and (c) where the Amsterdam Acquisition is to be consummated pursuant to an Offer, the earliest of (i) the date on which the Offer irrevocably lapses, irrevocably terminates or is irrevocably withdrawn, in each case, with the consent of the Takeover Panel or a court order (unless, within five (5) Business Days following such date, the Borrower has notified GS that it intends to launch a Scheme and the Rule 2.7 Announcement for the Scheme has been released), (ii) the date on which Amsterdam has become a direct or indirect wholly owned subsidiary of the Borrower and all of the consideration payable under the Offer in respect of the Amsterdam Shares or proposals made or to be made under Rule 15 of the Takeover Code in connection with the Amsterdam Acquisition, has in each case been paid in full; and (iii) the Longstop Time; provided that a switch from a Scheme to an Offer or from an Offer to a Scheme (or, for the avoidance of doubt, any amendments to the terms and conditions of a Scheme or an Offer) shall not constitute a lapse, termination or withdrawal for the purpose of this definition.

“Certain Funds Representation” means, with respect to each Certain Funds Loan Party as to itself only (and not, for the avoidance of doubt, with respect to any Affiliate or Subsidiary, or any other Loan Party or Affiliate or Subsidiary thereof), the representations and warranties contained in the first sentence of Section 3.01, Section 3.02 and Sections 3.03(a) and (b) (as to the Transactions set forth in clause (a) of the definition thereof).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.14.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Clean-up Date” has the meaning assigned to such term in Section 7.01.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“CNTA Basket” means the basket under the “Restrictions on Secured Debt” covenant in either Supplemental Indenture for CNTA Covered Indebtedness, in an aggregate amount for all CNTA Covered Indebtedness not to exceed the CNTA Limit.

“CNTA Covered Indebtedness” means (a) all “Secured Debt” (as defined in either Supplemental Indenture) (other than debt secured by Permitted Mortgages) or (b) Attributable Indebtedness of the Borrower and its Indenture Restricted Subsidiaries in respect of any Sale and Leaseback Transaction (other than debt secured by Permitted Mortgages), in each case to the extent subject to the “Restrictions on Secured Debt” covenant in either Supplemental Indenture.

“CNTA Limit” means, as of any time of incurring any CNTA Covered Indebtedness, 15% of Consolidated Net Tangible Assets at such time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all “Collateral” or “Mortgaged Property” as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document; provided that at no time shall this definition or any of the foregoing include any Excluded Property.

“Collateral Account” has the meaning assigned to such term is Section 2.06(j).

“Collateral Agent” means Goldman Sachs Bank USA (including its branches and affiliates), in its capacity as collateral agent for the Secured Parties under the Security Agreement, the Mortgages and other Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, any Security Agreement Supplements, any Intellectual Property Security Agreements, each Mortgage delivered to the Collateral Agent pursuant to Section 5.09 and Section 5.11, and any and all additional agreements and documents entered into by any Loan Party purporting to grant a Lien for the benefit of the Secured Parties to secure payment of the Obligations.

“Commitment” means a Term Commitment, a Revolving Commitment or any combination thereof, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Companies Act of 2006” means the Companies Act 2006 of the United Kingdom (as amended).

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, the sum of the following: (a) Consolidated Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of the following for such period (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) all amounts attributable to depreciation and amortization, (iv) non-cash impairment losses related to long-lived assets, intangible assets or goodwill, (v) nonrecurring or unusual non-cash losses incurred other than in the ordinary course of business, (vi) nonrecurring or unusual non-cash restructuring charges and the non-cash impact of purchase accounting, (vii) any non-cash charge, including (A) the excess of rent expense over actual cash rent paid and the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes, and (B) any non-cash charge pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the Borrower may determine not to add back such non-cash charge in the then-current period), (viii) any non-cash deemed finance charges in respect of any pension liabilities or other provisions and income (loss) attributable to deferred compensation plans or trusts, (ix) any non-recurring or unusual cash restructuring charges, including any operating improvement, cost savings initiative or similar initiative (including efficiencies from the shifting of production of one or more products from one manufacturing facility to another), (x) pro forma cost savings and cost synergies related to Permitted Acquisitions, Dispositions and other Specified Transactions that are reasonably quantifiable and projected by the Borrower in good faith to result from actions that have been taken or initiated (in the good faith determination of the Borrower) within 12 months after such Permitted Acquisition, Disposition or other Specified Transaction, including any such Permitted Acquisition, Disposition or other Specified Transaction occurring prior to the Effective Date, (xi) non-capitalized charges relating to the Borrower’s SAP implementation, (xii) fees, costs, expenses and charges incurred in connection with the Transactions and (xiii) fees, costs, expenses, make-whole or penalty payments and other similar items arising out of (x) acquisitions, investments and dispositions permitted by the Facilities, (y) the incurrence, issuance, repayment or refinancing of indebtedness permitted by the Facilities and (z) any issuance of equity interests that is not prohibited by the Facilities; minus (c) without duplication and to the extent included in determining such Consolidated Net Income, non-recurring or unusual non-cash gains incurred other than in the ordinary course of business; all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis; provided that the aggregate amounts that may be added back to Consolidated EBITDA for any period pursuant to clauses (ix), (x) and (xi) shall not exceed, in the aggregate, an amount equal to 15% of Consolidated EBITDA for such period (calculated prior to giving effect to all addbacks and adjustments) (this proviso, the “Consolidated EBITDA Cap”). For purposes of Section 6.09(b), Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) during which a Material Acquisition or a Material Disposition shall have been made by the Borrower or any Subsidiary shall be calculated after giving pro forma effect (calculated in a manner reasonably acceptable to the Administrative Agent but in any case without giving effect to any cost savings in excess of $5,000,000 during any Reference Period) to such Material Acquisition or Material Disposition (as applicable), as if such Material Acquisition or Material Disposition (as applicable) occurred on the first day of such Reference Period. For purposes of this definition, the term “Material Acquisition” means any acquisition or series of related acquisitions by the Borrower or any Subsidiary that (A) constitutes a Permitted Acquisition, and (B) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000 and the term “Material Disposition” means any sale, transfer or other disposition or series of related sales, transfers or dispositions by the Borrower or any Subsidiary that (C) constitutes a disposition of all or substantially all of the assets of, or all or a majority of the Equity Interests in, a Person or division or line of business of a Person, and (D) involves the receipt of consideration by the Borrower and its Subsidiaries in excess of $10,000,000. For the avoidance of doubt, for purposes of this definition, cash expenses shall be deemed to be incurred when recorded in the financial statements in accordance with GAAP, regardless of the date on which such cash expenses are, in fact, paid.

“Consolidated EBITDA Cap” has the meaning set forth in the definition of Consolidated EBITDA.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation the portion of Capital Lease Obligations that constitutes imputed interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP, and including, to the extent allocable to such period in accordance with GAAP, (a) net costs (or benefits) under Interest Rate Swap Agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers acceptance financing and (c) the interest component of all Attributable Receivables Indebtedness of the Borrower and its Subsidiaries.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Net Tangible Assets” means “Consolidated Net Tangible Assets” as defined in each Supplemental Indenture.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness for Borrowed Money of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time, (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances, and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Borrower or any of its Subsidiaries. For the avoidance of doubt, Consolidated Total Indebtedness includes all Attributable Receivables Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Country Risk Event” means:

(a)         any law, action or failure to act by any Governmental Authority in the Borrower’s or Letter of Credit beneficiary’s country which has the effect of:

(i)         changing the obligations under the relevant Letter of Credit, this Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the Issuing Bank, the Lenders or the Administrative Agent,

(ii)         changing the ownership or control by the Borrower or Letter of Credit beneficiary of its business, or

(iii)         preventing or restricting the conversion into or transfer of the applicable Agreed Currency;

(b)         force majeure; or

(c)         any similar event

which, in relation to (a), (b) and (c), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the Issuing Bank and freely available to the Administrative Agent or the Issuing Bank.

“Court” means the High Court of Justice of England and Wales.

“Court Meeting” means, if the Amsterdam Acquisition proceeds by way of a Scheme, the meeting(s) of the holders of the Amsterdam Shares or any adjournment thereof to be convened by an order of the Court and, if thought fit, to approve the Scheme (with or without amendment), together with any meeting held as a result of an adjournment or reconvention by the Court thereof.

“Court Orders” shall mean, if the Amsterdam Acquisition proceeds by way of a Scheme, the order(s) of the Court sanctioning the Scheme.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.20.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple ESTR” means, with respect to any Swingline Loan to the Borrower requested in Euros for any Business Day, an interest rate per annum equal to the greater of (a) ESTR based on the published rate of ESTR as of the Business Day of such request and (b) the Floor. Any change in Daily Simple ESTR due to a change in the applicable ESTR shall be effective from and including the effective date of such change in the ESTR without notice.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is five RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, and (ii) Euro (solely with respect to Swingline Loans), Daily Simple ESTR on (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is an U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings, the labor controversies and the environmental matters disclosed in the Borrower’s 2025 10-K and Schedule 3.06.

“Disposition” means any sale, lease, license, transfer, assignment or other disposition of all or any portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of the Borrower or any of its Subsidiaries.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Dollar Amount” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America or any state thereof or the District of Columbia.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Elected Subsidiary” has the meaning assigned to such term in Section 5.09(a).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” means the issuance of any Equity Interests by the Borrower (excluding (a) issuances pursuant to employee stock plans, other benefit or employee incentive arrangements, retirement plans or issued as compensation to officers and/or non-employee directors and (b) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than Subsidiaries of the Borrower under applicable law).

“Equivalent Amount” means, for any amount of any Foreign Currency, at the time of determination thereof, (a) if such amount is expressed in such Foreign Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Foreign Currency determined by using the rate of exchange for the purchase of such Foreign Currency with Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Foreign Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under final regulations in effect on the Effective Date); (b) the failure to comply with the applicable minimum funding standards of Section 412 of the Code and Sections 302 and 303 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability to the PBGC under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, a rate per annum equal to the EURIBOR Screen Rate for such Interest Period.

“EURIBOR Screen Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant Interest Period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m. Brussels time two (2) TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro”, “euro” and/or “EUR” means the single currency of the Participating Member States.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies which is a Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Rate” means, for any Foreign Currency, the rate of exchange therefor as described in clause (b) of the definition of “Dollar Amount”.

“Excluded Property” means (a) (i) all owned real property other than Material Real Property and (ii) all leasehold interests in real property; (b) (i) motor vehicles and other assets subject to certificates of title, (ii) rolling stock, barges and minority interests in aircraft and (iii) letter of credit rights in an amount less than $10,000,000 (except, in the case of each of clauses (i), (ii) and (iii), to the extent perfection can be achieved by filing a UCC-1 financing statement), (c) commercial tort claims in an amount less than $10,000,000; (d) pledges and security interests prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC or similar laws) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (e) all (A) voting Equity Interests in each Foreign Subsidiary in excess of 65% of the total combined voting power of the Equity Interests of such Subsidiary directly owned by Loan Parties, (B) Equity Interests in each non-wholly-owned entity to the extent such pledge is prohibited by the organizational documents of such entity (except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar laws) and (C) Equity Interests in the Specified Subsidiary and any intercompany debt owed to the Borrower by the Specified Subsidiary (so long as such Equity Interests in the Specified Subsidiary and such intercompany debt do not secure any other Material Indebtedness); (f) rights arising under any contract, instrument, lease, license or other agreement, or any property subject to a purchase money security interest, Capital Lease Obligation or other arrangement, to the extent that a grant of a security interest therein would violate or invalidate such contract, instrument, lease, license or agreement, or any documents governing such purchase money security interest, Capital Lease Obligation or other arrangement, or create a right of termination in favor of any other party thereto (other than the Borrower and its Subsidiaries), in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar laws; (g) those assets as to which the cost of obtaining a security interest therein or perfection thereof would be excessive in relation to the value afforded to the Lenders thereby, as reasonably agreed by the Borrower and the Administrative Agent; (h) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti assignment provisions of the Uniform Commercial Code or similar laws; (i) “intent-to-use” trademark applications; (j) any property acquired after the Effective Date that is subject to a pre-existing security interest permitted hereunder (provided that such security interest was not incurred in anticipation of the acquisition of such property) for so long as the contract or other agreement governing such security interest prohibits the creation of any other security interest on such property, except to the extent such prohibition is rendered ineffective after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code or similar laws; (k) property to the extent the granting of a security interest in such property could reasonably be expected to result in material adverse tax consequences to the Borrower and its Subsidiaries taken as a whole, as reasonably determined in good faith by the Borrower and subject to the reasonable consent of the Administrative Agent; (l) tax, payroll, healthcare, employee wage or benefit, fiduciary, escrow, defeasance, redemption and trust accounts; (m) all accounts that are swept to a zero balance on a daily basis; (n) Margin Stock; and (o) Equity Interests of any captive insurance companies and special purpose entities that are Receivables Entities.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) net income or franchise Taxes imposed on (or measured by) its net income by the United States of America or any political subdivision or state thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or the Issuing Bank, in which its applicable lending office is located, or that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any political subdivision or state thereof, by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or the Issuing Bank, in which its applicable lending office is located, or that are Other Connection Taxes, (c) in the case of a Foreign Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party to this Agreement (other than pursuant to an assignment requested by the Borrower under Section 2.19(b)) or designates a new lending office, except, in each case, to the extent that either the Lender’s assignor was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to withholding Tax pursuant to Section 2.17(a), or such Lender was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (d) Taxes attributable to such recipient’s failure to comply with Section 2.17(e), and (e) any United States federal withholding taxes imposed by FATCA.

“Existing A&R Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of February 15, 2023 (as amended, restated, amended and restated, supplemented, refinanced, replaced, extended or otherwise modified from time to time), among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Existing Collateral Agent”).

“Existing Collateral Agent” has the meaning set forth in the definition of Existing A&R Credit Agreement.

“Existing Joint Venture” means any corporation, limited liability company, joint venture or similar limited liability legal entity in existence on the Effective Date which was formed or entered into by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, which legal entity does not constitute a Subsidiary.

“Existing Letters of Credit” is defined in Section 2.06(a).

“Existing Mortgage” means, as the context requires, all or any of (a) the Amended and Restated Open-Ended Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of May 12, 2023, in respect of the real property located at 5000 Charter Oak Drive, Paducah, Kentucky, and granted by the Borrower for the benefit of the Existing Collateral Agent, (b) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of January 31, 2018, in respect of the real property located at 1200 Willow Lake Boulevard, St. Paul, Minnesota, and 3450 Labore Road, St. Paul, Minnesota, and granted by the Borrower for the benefit of the Existing Collateral Agent, (c) [reserved] and (d) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of April 12, 2024, in respect of the real property located at 8401 Jefferson Highway, Maple Grove, Minnesota, and granted by the Borrower for the benefit of the Existing Collateral Agent.

“Facility” means a Class of Term Loans or the Revolving Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means, collectively, (a) the Fee and Syndication Letter dated as of June 25, 2026, by and between the Borrower and GS (the “Fee and Syndication Letter”), (b) the Agency Fee Letter dated as of June 25, 2026, by and between the Borrower and GS (the “Agency Fee Letter”), in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (d) the Flood Insurance Reform Act of 2004 and (e) Biggert-Waters Flood Insurance Reform Act of 2012.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted Daily Simple RFR and the Central Bank Rate shall be (i) with respect to Revolving Loans, 0.00% and (ii) with respect to Term Loans, 0.50%.

“Foreign Currency” means each Agreed Currency other than Dollars.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is (a) a “controlled foreign corporation” within the meaning of the Code or (b) disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-3 and is a direct Subsidiary of a “controlled foreign corporation” within the meaning of the Code.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Meeting” means the extraordinary general meeting of the Amsterdam shareholders (and any adjournment thereof) to be convened in connection with the Scheme.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GS” has the meaning set forth in the preamble.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a counterparty to a Swap Agreement with a Loan Party or any Subsidiary and that is a Lender, the Administrative Agent or an Affiliate of any of the foregoing as of the Closing Date or, if later, the date on which such Swap Agreement is entered into, in each case in its capacity as a party thereto.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount of such Indebtedness being the lesser of the amount secured and the fair market value of the property subject to such Lien), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net obligations of such Person under any Swap Agreement or under any similar type of agreement and (l) all Attributable Receivables Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of the financial covenants under this Agreement, preferred stock issued by any Person shall not be considered Indebtedness of such Person. Notwithstanding anything to the contrary in the foregoing, in connection with any Permitted Acquisition or any other acquisition by the Borrower or any Subsidiary permitted hereunder (or any sale, transfer or other disposition by the Borrower or any Subsidiary permitted hereunder), the term “Indebtedness” shall not include, to the extent the same are not required to be reflected as indebtedness or liabilities on the consolidated balance sheet of the Borrower, contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition or such other acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof.

“Indebtedness for Borrowed Money” of any Person means, without duplication, the sum of Indebtedness of such Person described in clauses (a), (b), (h), (i), (j) and (l) of the definition of “Indebtedness”, but shall exclude (a) notes, bills and checks presented in the ordinary course of business by such Person to banks for deposit or collection, and (b) with respect to the Borrower and its Subsidiaries, all obligations of the Borrower and its Subsidiaries of the character referred to in this definition to the extent owing to the Borrower or any of its Subsidiaries.

“Indemnified Person” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture Restricted Subsidiary” means a “Restricted Subsidiary” as defined in either Supplemental Indenture.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Intellectual Property Security Agreements” has the meaning assigned to such term in the Security Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, in each case, subject to the availability for the Benchmark applicable to the relevant Loan for any Agreed Currency, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Swap Agreement” means any Swap Agreement settled by reference to one or more interest rates.

“Investment” means, with respect to a specified Person, (a) any direct or indirect acquisition of or investment by such Person in any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of any other Person that are held or made by the specified Person and (b) the purchase or acquisition (in one transaction or a series of related transactions) of all or substantially all the property and assets or business of another Person or assets constituting a business unit, line of business, division or product line of such other Person.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means GS (in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to mean a reference to the relevant Issuing Bank with respect thereto.

“Joint Venture” means any corporation, limited liability company, joint venture or similar limited liability legal entity formed or entered into by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, which legal entity does not constitute a Subsidiary.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lead Arranger” means GS, as sole lead arranger and bookrunner.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Lenders” means, as of any date of determination, a Person listed on Schedule 2.01 with a Revolving Commitment or a Term Commitment or Schedule 2.02 with a Letter of Credit Commitment, as applicable, and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated thereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated thereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to the Issuing Bank, the commitment of the Issuing Bank to issue Letters of Credit hereunder. The initial amount of the Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.02, or if the Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for the Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Issuing Bank’s Letter of Credit Commitment may be decreased or increased from time to time with the written consent of the Borrower and the Issuing Bank, and notified to the Administrative Agent; provided that any decrease in the Letter of Credit Commitment of the Issuing Bank to an amount less than the Issuing Bank’s Letter of Credit Commitment as of the Effective Date (or the date the Issuing Bank assumed a Letter of Credit Commitment hereunder, as applicable), shall require the consent of the Borrower, the Administrative Agent and the Issuing Bank.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Fee Letter, any Letter of Credit applications, the Subsidiary Guaranty, each Collateral Document, any promissory notes executed and delivered pursuant to Section 2.10(e), any intercreditor agreement contemplated by the last sentence of Section 6.02, any agreements between the Borrower and an Issuing Bank regarding the Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit and any and all other instruments and documents executed and delivered in connection with any of the foregoing. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (b) in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency, local time for the principal financial center of such Foreign Currency.

“Longstop Time” means, 11:59 p.m. (New York City time) on the date that is, (i) if the Amsterdam Acquisition proceeds by way of an Offer, 56 calendar days or (ii) if the Amsterdam Acquisition proceeds by way of a Scheme, 42 calendar days, after June 25, 2027.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having outstanding Loans and unused Commitments representing more than 50% of the sum of the aggregate principal amount of all Loans outstanding under such Facility and the aggregate outstanding unused Commitments under such Facility at such time. The Loans and Commitment of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Margin Stock” has the meaning provided in Regulation U of the Board.

“Material Acquisition Election” has the meaning assigned to such term in Section 6.09(b).

“Material Acquisition Period” has the meaning assigned to such term in Section 6.09(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition, or results of operations of the Borrower and the Subsidiaries taken as a whole or (b) the ability of the Borrower or any other Loan Party to perform any of its obligations under this Agreement or any other Loan Document or (c) the rights of or benefits or remedies available to the Lenders or the Administrative Agent under this Agreement or any other Loan Document.

“Material Covenant Acquisition” means any Permitted Acquisition or similar Investment, if the aggregate amount of consideration (such consideration including, for the avoidance of doubt, any indebtedness satisfied or defeased at the closing of such acquisition by payment thereof, directly or indirectly, by the Borrower or its Subsidiaries or assumed in connection with such acquisition) for such Permitted Acquisition or similar Investment is at least $150,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means each fee-owned real property of the Loan Parties (i) subject to an Existing Mortgage or (ii) with a fair market value (as determined by the Borrower in its reasonable discretion) in excess of $10,000,000 (x) as of the Closing Date (with respect to each real property owned on the Closing Date) or (y) as of the date of acquisition of such real property (with respect to any such real property acquired after the Closing Date), including each real property listed on Schedule 5.09.

“Material Subsidiary” means (x) each Elected Subsidiary and (y) each Subsidiary (a) which, as of the most recent fiscal quarter of the Borrower, for the period of four (4) consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of the Borrower’s Consolidated EBITDA for such period or (b) which contributed greater than five percent (5%) of the Borrower’s Consolidated Total Assets as of such date; provided that if, upon delivery of any annual or quarterly consolidated financial statements of the Borrower under Section 5.01(a) or (b), the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for the period of four (4) fiscal quarters then ending or ten percent (10%) of Consolidated Total Assets as of the end of such fiscal quarter, the Borrower shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries; provided further that the Borrower may at any time designate any Subsidiary as a Material Subsidiary in its sole discretion, even if not required to satisfy the foregoing; provided further that the Borrower may remove any Subsidiary’s designation as a Material Subsidiary if no Event of Default is continuing and, after giving effect to such removal, the aggregate amount of Consolidated EBITDA or Consolidated Total Assets (as determined as of the date of the most recent annual or quarterly consolidated financial statements delivered under Section 5.01(a) or (b)) attributable to all Domestic Subsidiaries that are not Material Subsidiaries would not exceed ten percent (10%) of Consolidated EBITDA or ten percent (10%) of Consolidated Total Assets, as determined by the most recent annual or quarterly consolidated financial statements of the Borrower delivered under Section 5.01(a) or (b).

“Maturity Date” means, with respect to each of the Revolving Facility and the Term Facility, the day that is 364 days after the Closing Date.

“MIRE Event” shall mean if there are any Mortgaged Properties at such time after the Closing Date, any increase, extension or renewal of any of the Commitments or Loans (excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of any Letter of Credit).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policy” has the meaning set forth in Section 5.09.

“Mortgaged Property” means each Material Real Property that is required to be subject to a Mortgage pursuant to Section 5.09 or Section 5.11.

“Mortgages” means, the mortgages, deeds of trust, trust deeds, and deeds to secure debt, as applicable, that are required to be executed and delivered pursuant to Section 5.09 or Section 5.11, in each case substantially in a form reasonably approved by the Administrative Agent and the Borrower, in each case creating and evidencing a Lien on a Mortgaged Property, with such terms and provisions as may be required by the applicable laws of the relevant jurisdiction; provided, that any such Mortgage, to the extent encumbering a Principal Property, shall provide that the Obligations secured by Principal Property or any shares of stock of any Indenture Restricted Subsidiary or any debt owed to the Borrower by any Indenture Restricted Subsidiary (other than to the extent secured by Permitted Mortgages) (together with any other CNTA Covered Indebtedness) shall not exceed, at any time that any CNTA Covered Indebtedness is incurred, the CNTA Limit at such time so as to not require any notes issued pursuant to either Supplemental Indenture to be equally and ratably secured with the Obligations.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means;

(a) with respect to any Prepayment Disposition, the aggregate cash proceeds received by the Borrower or any Subsidiary in respect of such Prepayment Disposition (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Prepayment Disposition (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than the Loans and other Indebtedness secured on a pari passu or junior lien basis with the Liens securing the Obligations under this Agreement) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Borrower and its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower and its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that (i) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $10,000,000 and (ii) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $25,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);

(b) with respect to the incurrence of Indebtedness, the aggregate cash proceeds received by the Borrower or any Subsidiary in respect of the incurrence of such Indebtedness, net of the direct costs of such incurrence (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions); and

(c)         with respect to any Equity Issuance, the excess of (i) the cash received by the Borrower in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower or any of its Subsidiaries in connection with such issuance.

“New Money Credit Event” means with respect to the Issuing Bank, any increase (directly or indirectly) in the Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to the Borrower or any Governmental Authority in the Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (a) any law, action or requirement of any Governmental Authority in the Borrower’s or such Letter of Credit beneficiary’s country, or (b) any request in respect of external indebtedness of borrowers in the Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, or (iii) any agreement in relation to clause (a) or (b), in each case to the extent calculated by reference to the Total Revolving Credit Exposure outstanding prior to such increase.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Secured Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offer” means a takeover offer (as defined in Chapter 3 of Part 28 of the Companies Act of 2006) to be made by or on behalf of the Borrower or a Subsidiary in accordance with the Offer Documents to acquire, directly or indirectly, the issued and to be issued share capital of Amsterdam to which the takeover relates and, where the context admits, any subsequent revision, variation, extension or renewal of such offer.

“Offer Documents” means any Rule 2.7 Announcement relating to the Offer, the Offering Circular and any other documents to be sent by the Borrower or a Subsidiary to Amsterdam’s shareholders, or otherwise made available to such persons, in the manner required by Rule 24.1 of the Takeover Code in connection with the Offer, in each case as designated by the Borrower and the Administrative Agent as an Offer Document.

“Offer Effective Date” means, if the Amsterdam Acquisition proceeds by way of an Offer, the date on which the Offer is declared unconditional by the Borrower or a Subsidiary.

“Offering Circular” means, if the Amsterdam Acquisition proceeds by way of an Offer, any public offer document issued or to be issued by the Borrower or a Subsidiary to Amsterdam’s shareholders in connection with an Offer setting out the terms of the Offer (including any amendments, revisions or extensions thereof).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but in any event excluding Excluded Taxes and any Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by the Borrower under Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning assigned to such term in Section 8.11.

“Payment Notice” has the meaning assigned to such term in Section 8.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a customary perfection certificate in form and substance reasonably satisfactory to the Collateral Agent, as the same shall be supplemented from time to time.

“Perfection Certificate Supplement” means a customary supplement to the Perfection Certificate in form and substance reasonably satisfactory to the Collateral Agent.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Borrower or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Borrower and the Subsidiaries or business reasonably related thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken, (d) the Borrower and the Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition (without giving effect to any cost savings in excess of the Consolidated EBITDA Cap during any Reference Period as described in the definition of Consolidated EBITDA), with the covenants contained in Section 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $150,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information, statements and projections requested by the Administrative Agent and (e) in the case of an acquisition, merger or consolidation involving the Borrower or a Subsidiary, the Borrower or such Subsidiary is the surviving entity of such merger and/or consolidation.

“Permitted Liens” means:

(a)     Liens imposed by law for taxes, assessments or governmental charges or levies on property that are not yet due or are due but may thereafter be paid without penalty or are being contested in compliance with Section 5.04, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)     landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, servicemen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)     pledges and deposits (including letters of credit, surety bonds and other escrowed or trust holdings) made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)     liens covering cash deposits and other Investments to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, customs bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)     judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)     easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)     bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff or any contractual Liens or netting rights in favor of the relevant depository institutions in connection with any cash management services provided to the Borrower and its Subsidiaries;

(h)     Liens granted in the ordinary course of business to licensors or sublicensors which encumber licensed intellectual property and inventory produced thereunder (but not any receivables from the sale, distribution or licensing thereof);

(i)     Liens representing any interest of a licensee or sublicense arising by virtue of being granted a license or sublicense (including the provision of software under an open source license) permitted by this Agreement (so long as any such Lien does not secure any Indebtedness); and

(j)     contractual rights of setoff or any contractual Liens or netting rights, in each case in favor of swap counterparties.

“Permitted Investments” means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           obligations of any State of the United States of America or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating from S&P of AA or better, or from Moody’s of Aa2 or better, and maturing within one year from the date of acquisition thereof;

(c)          Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) or (b) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)         Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short term credit rating from S&P of A-1 or better, or from Moody’s of P-1 or better;

(f)          money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g)         in the case of Investments by any Foreign Subsidiary, (i) Investments in certificates of deposit, bankers’ acceptances, time deposits and similar bank obligations in the ordinary course of business and generally consistent with past practice to the extent placed with any well-capitalized commercial bank or financial institution which is located in the jurisdiction where such Foreign Subsidiary is located and (ii) other Investments of a nature substantially similar and of similar credit quality to the Investments described above to the extent made in the ordinary course of business and generally consistent with past practice in the jurisdiction in which such Foreign Subsidiary is located; and

(h)         other Investments made in accordance with the Borrower’s investment policy as disclosed to the Administrative Agent prior to the Effective Date and with such amendments or modifications thereto as are from time to time approved by the Administrative Agent.

“Permitted Mortgage” means any Permitted Mortgage, as defined in either Supplemental Indenture.

“Permitted Receivables Facility” means a receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale, transfer and/or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to a Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell, transfer and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permit‐ted to issue or convey purchaser interests, investor certificates, purchased interest certificates or other similar documenta‐tion evidenc‐ing interests in the Permitted Receivables Facility Assets) in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (a) Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity and all proceeds thereof and (b) loans to the Borrower and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Borrower and its Subsidiaries which are made pursuant to a Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all docu‐ments and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, all of which documents and agreements shall be in form and substance reason‐ably satis‐fac‐tory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replace‐ments do not impose any conditions or requirements on the Borrower or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replace‐ment unless otherwise consented to by the Administrative Agent, (b) any such amendments, modifica‐tions, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (c) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Receivables Related Assets” means any assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables and collections in respect of Receivables).

“Permitted Supplier Financing” means the sale by the Borrower or any Subsidiary of accounts receivable owing to it by one or more account debtors which would otherwise pay on terms longer than general market practices pursuant to a receivables purchase agreement or other customary documentation between the Borrower and/or any Subsidiary and a counterparty institution (any such agreement or other documentation, a “Receivables Purchase Agreement”), whereby the Borrower or such Subsidiary, as applicable, promptly receives cash proceeds from the counterparty institution in an amount equal to the face value of the sold accounts receivable net of a commercially reasonable and customary discount rate; provided, that: (i) any such sale is a true sale with any recourse to the Borrower or such Subsidiary limited to breach of representation, warranty or covenant by the Borrower or such Subsidiary, as applicable, with respect to the sold accounts receivable; (ii) such Receivables Purchase Agreement is on customary terms for such arrangement; and (iii) no Event of Default exists under Section 7.01(a), (b), (h) or (i) at the time of, or would result from, the sale of such accounts receivable.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Debt Financing” means any Indebtedness incurred pursuant to Section 6.01(j).

“Prepayment Disposition” means any Disposition made under Section 6.03(a)(viii) or 6.03(a)(x).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Property” means any Principal Property, as defined in either Supplemental Indenture.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.20.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Qualifying Term Loan Facility” means a term loan facility entered into by the Borrower or any of its Subsidiaries for the purpose of financing the Transactions (or to refinance any other indebtedness incurred to finance the Transactions) that is subject to conditions precedent to funding that are no less favorable to the borrower thereunder than the conditions set forth herein to the funding of the Loans, as determined by the Borrower in its reasonable discretion.

“Receivables” means any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” means a wholly-owned Subsidiary of the Borrower which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursu‐ant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operat‐ing results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Borrower and those Subsidiary Guarantors that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA or ESTR, then five RFR Business Days prior to such setting, and (4) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA or ESTR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04.

“Regulatory Authority” has the meaning set forth in Section 9.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, and (iii) with respect to any RFR Borrowing, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Rule 2.7 Announcement” means the first Rule 2.7 Announcement released in respect of the Amsterdam Acquisition which will be consistent in all material respects with the draft Rule 2.7 Announcement delivered to the Administrative Agent in accordance with Section 4.01(h) (other than any amendments required by the Takeover Panel).

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, and (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.

“Required Existing A&R Credit Agreement Consents” means the consents to the Existing A&R Credit Agreement to, among others, permit the financing for the Amsterdam Acquisition, as set forth in Schedule 2.09.

“Required Lenders” means, subject to Section 2.25, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.02 or the Commitments terminating or expiring, Lenders having Total Term Loan Exposure, Revolving Credit Exposure and Unfunded Commitments representing more than 50% of the sum of the Total Term Loan Exposure, Total Revolving Credit Exposure and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 7.02, the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Section 7.02 or the Commitments expire or terminate, Lenders having (i) (A) prior to the Closing Date, undrawn Term Commitments and (B) from and after the Closing Date, Total Term Loan Exposure and (ii) Revolving Credit Exposure representing more than 50% of the (I) (X) prior to the Closing Date, undrawn Term Commitments and (B) from and after the Closing Date, Total Term Loan Exposure and (Y) Total Revolving Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (x) the Revolving Credit Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.25 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount and (y) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, if, and to the extent then permitted under Section 9.04, any Lender is the Borrower or an Affiliate of the Borrower, then such Lender shall be disregarded.

“Required Revolving Lenders” means, subject to Section 2.25, (a) at any time prior to the earlier of the Revolving Loans becoming due and payable pursuant to Section 7.02 or the Revolving Commitments terminating or expiring, Lenders having Revolving Credit Exposure and Unfunded Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 7.02, the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Section 7.02 or the Commitments expire or terminate, Lenders having Revolving Credit Exposure representing more than 50% of the Total Revolving Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (x) the Revolving Credit Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.25 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount and (y) for the purpose of determining the Required Revolving Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, if, and to the extent then permitted under Section 9.04, any Lender is the Borrower or an Affiliate of the Borrower, then such Lender shall be disregarded.

“Required Term Lenders” means, subject to Section 2.25, (a) at any time prior to the Term Loans becoming due and payable pursuant to Section 7.02, Lenders having Total Term Loan Exposure representing more than 50% of the sum of the Total Term Loan Exposure at such time, and (b) for all purposes after the Loans become due and payable pursuant to Section 7.02 or the Commitments expire or terminate, Lenders having Total Term Loan Exposure representing more than 50% of the Total Term Loan Exposure at such time; provided that, in the case of clauses (a) and (b) above, for the purpose of determining the Required Term Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, if, and to the extent then permitted under Section 9.04, any Lender is the Borrower or an Affiliate of the Borrower, then such Lender shall be disregarded.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Commitment” means, with respect to each Lender, the commitment to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, in amounts set forth on Schedule 2.01, as applicable opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code), expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 or Section 2.11, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $700,000,000.

“Revolving Credit Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means shall mean the Revolving Commitments and the extensions of credit made hereunder by the Revolving Lenders.

“Revolving Lender” means as of any date of determination, a Lender with a Revolving Commitment or any Revolving Loan.

“Revolving Loan” means a revolving loan made pursuant to Sections 2.01 and 2.03.

“RFR” means, for any RFR Loan denominated in (a) Pounds Sterling, SONIA, and (b) Euros (solely with respect to Swingline Loans), ESTR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, and (b) Euros (but solely with respect to Swingline Loans), any day except for (i) a Saturday, (ii) a Sunday or (iii) any day that is not a TARGET Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means a Sale and Leaseback Transaction, as defined in either Supplemental Indenture.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea, the non-government controlled areas of Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any applicable EU member state or the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any applicable EU member state or the United Kingdom.

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act of 2006 between Amsterdam and the holders of the Amsterdam Shares in relation to the transfer of the entire issued and to be issued share capital of Amsterdam (with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Borrower or a Subsidiary and Amsterdam) as contemplated by the Scheme Circular (with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Borrower or a Subsidiary and Amsterdam).

“Scheme Circular” means a document issued by or on behalf of Amsterdam to shareholders of Amsterdam setting out the proposals for, and the terms and conditions of, the Scheme stating the recommendation of the Scheme to the shareholders of Amsterdam by the board of directors of Amsterdam and including the notice of General Meeting and the Court Meeting.

“Scheme Documents” means any Rule 2.7 Announcement relating to the Scheme, the Scheme Circular together with the notices of the Court Meeting and General Meeting which accompany that Scheme Circular, the Scheme Resolutions, any other document dispatched by or on behalf of Amsterdam to its shareholders in connection with the Scheme, in each case as designated by the Borrower and the Administrative Agent as a Scheme Document.

“Scheme Effective Date” means, if the Amsterdam Acquisition proceeds by way of a Scheme, the date on which the Court Orders are duly filed with the Registrar of Companies in England and Wales and the Scheme becomes effective in accordance with English law.

“Scheme Resolutions” means, if the Amsterdam Acquisition proceeds by way of a Scheme, the resolutions of Amsterdam shareholders for the implementation of the Scheme referred to and substantially in the form to be set out in the Scheme Circular.

“SEC” means the United States Securities and Exchange Commission.

“Secured Leverage Ratio” has the meaning assigned to such term in Section 6.09(b).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, each Hedge Bank with respect to any Secured Swap Agreement, each Lender and its Affiliates with respect to any Banking Services Agreement and each sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII with matters relating to any Collateral Document.

“Secured Swap Agreement” means any Swap Agreement entered into between a Hedge Bank and a Loan Party or any Subsidiary.

“Security Agreement” means the Security Agreement, to be dated on or about the Closing Date, among the Borrower, the Subsidiary Guarantors from time to time party thereto and the Collateral Agent, which shall provide among other things that the Obligations secured by Principal Property or any shares of stock of any Indenture Restricted Subsidiary or any debt owed to the Borrower by any Indenture Restricted Subsidiary (other than to the extent secured by Permitted Mortgages) (together with any other CNTA Covered Indebtedness) shall not exceed, at any time that any CNTA Covered Indebtedness is incurred, the CNTA Limit at such time so as to not require any notes issued pursuant to either Supplemental Indenture to be equally and ratably secured with the Obligations.

“Security Agreement Supplement” has the meaning assigned to such term in the Security Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Subsidiary” means H.B. Fuller Construction Products, Inc., a Minnesota corporation, so long as it qualifies as an Indenture Restricted Subsidiary.

“Specified Transaction” means any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Squeeze-Out” means an acquisition of the outstanding shares in Amsterdam pursuant to the procedures contained in sections 979 to 982 of the Companies Act of 2006 that are not acquired pursuant to the Offer Document.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with a Permitted Receivables Facility which are reasonably customary in an accounts receiv‐able financing transaction.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D of the Board. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means (a) US Bidco, (b) each “Subsidiary Guarantor” (as defined under the Existing A&R Credit Agreement (immediately prior to giving effect to the Required Existing A&R Credit Agreement Consents) (excluding any guarantor released pursuant to the Existing A&R Credit Agreement) and (c) each Material Subsidiary that is required to be added as a Subsidiary Guarantor pursuant to Section 5.09 or otherwise.

“Subsidiary Guaranty” means that certain Guaranty Agreement, in form and substance reasonably satisfactory to the Administrative Agent, to be dated on or about the Effective Date (including any and all supplements thereto) and executed by US Bidco.

“Supplemental Indentures” means, collectively, the 2017 Supplemental Indenture and the 2020 Supplemental Indenture.

“Supported QFC” has the meaning assigned to such term in Section 9.20.

“Swap Agreement” means any agreement, including any Secured Swap Agreement, with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by such Lender in its capacity as a Swingline Lender that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.25 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means Goldman Sachs Bank USA, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Takeover Code” means the United Kingdom City Code on Takeover and Mergers, as administered by the Takeover Panel, as may be amended from time to time.

“Takeover Panel” means the United Kingdom Panel on Takeover and Mergers.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings (including backup withholding), imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term Commitment” means, with respect to each Lender, the commitment to make Term Loans hereunder, in amounts set forth on Schedule 2.01 opposite such Lender’s name, or in any applicable Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code), as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 or Section 2.11, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the Lenders’ Term Commitments as of the Effective Date is $1,386,713,188.

“Term Facility” means, at any time on or after the Effective Date, the Term Commitments and the extensions of credit made thereunder.

“Term Lender” means, at any time on or after the Effective Date, a Lender that holds a Term Commitment or Term Loans at such time.

“Term Loans” means, at any time on or after the Closing Date, a loan made by a Term Lender under the Term Facility.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Total Leverage Ratio” means, on any date of determination, the ratio of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans and Swingline Loans at such time and (b) the total LC Exposure at such time.

“Total Term Loan Exposure” means, at any time, the outstanding principal amount of the Term Loans at such time.

“Transactions” means, collectively, the transactions contemplated by the Loan Documents and the Amsterdam Acquisition Documents, including (a) the execution, delivery and performance by the Borrower and US Bidco of this Agreement and the other Loan Documents, the borrowing of the Loans and other credit extensions and the use of proceeds thereof, (b) the consummation of the Amsterdam Acquisition, (c) the Borrower’s incurrence, replacement, redemption, repayment, defeasance, discharge, constructive discharge or refinancing of Indebtedness (including Indebtedness of the Borrower and Amsterdam and their respective subsidiaries) in connection therewith, and (d) the payment of fees and expenses incurred in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Daily Simple RFR, the Central Bank Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Bidco” means the Subsidiary of the Borrower nominated by US Bidco in accordance with the terms of the Amsterdam Acquisition Documents to directly acquire the Amsterdam Shares.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Credit Exposure.

“Unsecured Bridge Credit Facility” means the unsecured bridge facility pursuant to the Unsecured Bridge Credit Agreement, dated as of June 25, 2026, among the Borrower, the other lenders party thereto and GS, as administrative agent.

“US Bidco” has the meaning set forth in the preamble.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Term Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).

SECTION 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05.     Currency Equivalents Generally. For the purposes of determining compliance with Sections 6.01 and 6.04 with respect to any amount of Indebtedness or Investment in any currency (other than Dollars) which is freely traded and convertible into Dollars in the London interbank market and for which the Dollar Amount thereof can be readily calculated, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or made.

SECTION 1.06.     Collateral Limitation. Notwithstanding anything to the contrary in any Loan Document, (i) no Collateral shall be required to be perfected by control other than with respect to Pledged Debt and Pledged Equity (each as defined in the Security Agreement) to the extent required by the terms of the Security Agreement, and (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

SECTION 1.07.     Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.

SECTION 1.08.     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.09.     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01.     Commitments. Subject to the terms and conditions set forth herein, each Term Lender (severally and not jointly) agrees to make a Term Loan to the Borrower on the Closing Date denominated in Dollars in a principal amount not exceeding such Term Lender’s Term Commitment and (b) each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in Agreed Currencies from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(f), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) subject to Sections 2.04 and 2.11(f), the Dollar Amount of the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.     Loans and Borrowings. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b)     Subject to Section 2.14, each Borrowing shall be comprised (i) in the case of Borrowings in Dollars, entirely of ABR Loans or Term Benchmark Loans, (ii) in the case of Borrowings in Euros, entirely of Term Benchmark Loans and (iii) in the case of Borrowings in Pounds Sterling, entirely of RFR Loans, in each case, as the Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan (in the case of a Swingline Loan denominated in Dollars to the Borrower) or an RFR Loan (in the case of a Swingline Loan denominated in a Foreign Currency). Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)     At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000 (or the Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency). At the time that each ABR Borrowing or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or the Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency); provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 (or the Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Term Benchmark Borrowings and RFR Borrowings outstanding.

(d)     Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

(e)     After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Loans.

SECTION 2.03.     Requests for Borrowings. To request a Borrowing (other than Swingline Loans, which may only be requested in accordance with Section 2.05), the Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower, promptly followed by telephonic confirmation of such request) (i) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Term Benchmark Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower) not later than 11:00 a.m., Local Time, four (4) Business Days (in the case of a Term Benchmark Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing and (ii) in the case of an RFR Revolving Borrowing, not later than 11:00 a.m., Local Time, five RFR Business Days before the date of the proposed Borrowing, or (b) by telephone in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the name of the Borrower;

(ii)	the Agreed Currency, Class and aggregate amount of the requested Borrowing;

(iii)	the date of such Borrowing, which shall be a Business Day;

(iv)	whether such Borrowing is to be an ABR Borrowing, RFR Borrowing or a Term Benchmark Borrowing;

(v)	in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender under the applicable Facility of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request a CBR Loan (it being understood and agreed that the Central Bank Rate shall only apply to the extent provided in Sections 2.08(f), 2.14(a) and 2.14(f)) or an RFR Loan denominated in Euros (it being understood and agreed that such RFR Loans shall only be available as Swingline Loans in accordance with Section 2.05).

SECTION 2.04.     Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a)     each Borrowing denominated in a Foreign Currency as of the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing denominated in a Foreign Currency,

(b)     the LC Exposure in respect of any Letter of Credit as of (i) the date of issuance of such Letter of Credit, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and

(c)     the Total Revolving Credit Exposure on and as of the first Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Majority Lenders in respect of the Revolving Facility.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein referred to as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05.     Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion make Swingline Loans in Agreed Currencies to the Borrower from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal Dollar Amount of outstanding Swingline Loans exceeding $70,000,000, (ii) the Dollar Amount of the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments, or (iii) the Dollar Amount of the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)     To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request (i) by telephone (confirmed by telecopy or electronic mail), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan in Dollars and (ii) by irrevocable written notice (via a written Borrowing Request in a form approved by the Swingline Lender and signed by the Borrower, promptly followed by telephonic confirmation of such request), not later than 2:00 p.m., Local Time, two (2) RFR Business Days before the day of a proposed Swingline Loan in a Foreign Currency. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), currency and amount of the requested Swingline Loan and the account to which the proceeds of such Swingline Loan are to be credited. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account of the Borrower (as designated by the Borrower in such notice) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c)     The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, two (2) Business Days before the date of the proposed acquisition of participations, require the Revolving Lenders to acquire participations on such date in all or a portion of the Swingline Loans outstanding in the applicable Agreed Currency of such Swingline Loans. Such notice shall specify the applicable Agreed Currency of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans and the Agreed Currency of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay in the applicable Agreed Currency to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Notwithstanding the foregoing, upon the occurrence of (i) the Maturity Date in respect of the Revolving Facility, (ii) any Event of Default described in Section 7.01(h) or (i), (iii) the date on which the Loans are accelerated, or (iv) the date on which the Revolving Commitments shall be terminated, each Revolving Lender shall be deemed to absolutely and unconditionally acquire participations in all of the Swingline Loans outstanding in the applicable Agreed Currency of such Swingline Loans at such time in each case without notice or any further action from the Swingline Lender, any Revolving Lender or the Administrative Agent. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of written notice from the Administrative Agent specifying such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans (and in any event, if such notice is received by 10:00 a.m., Local Time, on any Business Day no later than 4:00 p.m., Local Time on the third (3rd) Business Day after such notice is received and if such notice is received after 10:00 a.m., Local Time, “on a Business Day” shall mean no later than 9:00 a.m., Local Time on the fourth (4th) Business Day after such notice is received), to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of all such Swingline Loans in the applicable Agreed Currency of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)     The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e)     Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

SECTION 2.06.     Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if the Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction the Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Borrower shall, at the request of the Issuing Bank, guaranty and indemnify the Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to the Issuing Bank.

(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days, or such shorter period as agreed by the Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using the Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(f), the Dollar Amount of the LC Exposure shall not exceed $40,000,000 (provided, however, that the Issuing Bank may, in its sole discretion, agree to make available in accordance with this Section 2.06 additional Letters of Credit in an aggregate amount (for all such discretionary Letters of Credit) $30,000,000), (ii) subject to Sections 2.04 and 2.11(f), the Dollar Amount of the Total Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments, (iii) subject to Section 2.04 and 2.11(f), no Revolving Lender’s Dollar Amount of Revolving Credit Exposure shall exceed its Revolving Commitment, and (iv) subject to Section 2.04 and 2.11(f), the aggregate undrawn Dollar Amount of all outstanding Letters of Credit issued by the Issuing Bank at such time, plus the aggregate Dollar Amount of all LC Disbursements made the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time, shall not exceed the Letter of Credit Commitment of the Issuing Bank. The Borrower may, at any time and from time to time, increase or reduce the Letter of Credit Commitment of the Issuing Bank pursuant to the definition of “Letter of Credit Commitment”; provided that the Borrower shall not reduce the Letter of Credit Commitment of the Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)

any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank shall prohibit, or require that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that the Issuing Bank in good faith deems material to it; or

(ii)	the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(c)     Expiration Date. Each Letter of Credit shall have a stated expiry date that is no later than (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof at or prior to) the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the applicable Maturity Date; provided, that (A) a Letter of Credit may, upon the request of the Borrower, include a provision mutually acceptable to the Borrower and the Issuing Bank whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (provided that such Letter of Credit expires, subject to the following clause (B), on the date that is at least five Business Days prior to the applicable Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed, and (B) a Letter of Credit that is issued, renewed or extended in the one-year period immediately preceding the applicable Maturity Date may expire on the date that is on or before one year after the applicable Maturity Date so long as the Borrower cash collateralizes on terms and conditions satisfactory to the Administrative Agent 105% of the face amount of such Letter of Credit no later than five (5) Business Days prior to the applicable Maturity Date.

(d)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the applicable Maturity Date. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by the Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Borrower, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Revolving Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)     Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that such standard of care shall be as follows, and that an Issuing Bank shall be deemed to have exercised such standard of care in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction by final and nonappealable judgment). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either (i) accept documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit, or (ii) decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)     Disbursement Procedures. The Issuing Bank shall, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit within the period allowed under applicable law or the specific terms of such Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)     Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Term Benchmark Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)     Replacement and Resignation of the Issuing Bank.

(i)

The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Bank, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii)

Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, the Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j)     Cash Collateralization. If any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders in respect of the Revolving Facility (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall, within three (3) Business Days after receipt by the Borrower of such notice, deposit in an account of the Borrower subject to a control agreement in favor of the Administrative Agent or over which the Administrative Agent otherwise has control (as that term is used in Article 9 of the UCC), in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “Collateral Account”), an amount in cash equal to the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrower. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Sections 2.06(c) and 2.11(f). Such deposit shall be held in the Collateral Account as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. Once established as the Collateral Account for purposes hereunder, the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest or profits earned on the investment of such deposits in Permitted Investments, which Investments shall be made at the option of the Borrower (if approved by the Administrative Agent in its sole discretion) and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such Investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any applicable Issuing Bank (ratably in the case of more than one Issuing Bank) for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder, such amount and all interest and profits thereon (to the extent not applied as aforesaid) shall be returned to the Borrower (A) if provided as a result of the occurrence of an Event of Default, within three Business Days after all Events of Default have been cured or waived, and (B) if provided pursuant to Section 2.11(f), within three Business Days after cover for LC Disbursements pursuant to Section 2.11(f) is no longer necessary to eliminate the excess referred to therein.

(k)     Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Revolving Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made, in each case shall automatically and with no further action required, be converted into the Dollar Amount, calculated using the applicable Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(l)     Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)     Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, the Issuing Bank shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Letters of Credit issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which the Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letter of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that the Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which the Issuing Bank makes any payment under any Letter of Credit, the date of such payment under such Letter of Credit and the amount of such payment, (iv) on any Business Day on which the Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to the Issuing Bank on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07.     Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and Borrower and at such Eurocurrency Payment Office for such currency and Borrower; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions in this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of an ABR Borrowing, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.     Interest Elections. Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type (in the case of Borrowings denominated in Dollars) or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Except as provided in Section 2.08(f), this Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)     To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower) in the case of a Borrowing denominated in a Foreign Currency by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d), (iii) convert any Borrowing to a Type not available for the applicable currency of such Borrowing, (iv) convert any Borrowing to a Borrowing of a Type not available under the Commitments pursuant to which such Borrowing was made or (v) elect a CBR Loan (it being understood and agreed that the Central Bank Rate shall only apply to the extent provided in Sections 2.08(f), 2.14(a) and 2.14(f)) or an RFR Loan denominated in Euros (it being understood and agreed that such RFR Loans shall only be available as Swingline Loans in accordance with Section 2.05).

(c)     Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)

the name of the Borrower, the Agreed Currency, Class and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)

if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)     If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Term Benchmark Borrowing in the same Agreed Currency with an Interest Period of one month unless such Borrowing is or was repaid as provided herein.

(f)      Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders (in the case of Revolving Loans or Term Loans) or the Swingline Lender (in the case of Swingline Loans), so notifies the Borrower, then, so long as an Event of Default is continuing, as applicable: (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing; (ii) unless repaid, each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto (or the next succeeding Business Day if such day is not a Business Day); and (iii) unless repaid, each Term Benchmark Borrowing denominated in a Foreign Currency and each RFR Borrowing shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread immediately (or, in the case of a Term Benchmark Borrowing, at the end of the Interest Period applicable thereto (or the next succeeding Business Day if such day is not a Business Day)); provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any such outstanding affected Term Benchmark Loans and RFR Loans denominated in any Agreed Currency other than Dollars shall either be (1) converted to an ABR Borrowing denominated in Dollars on such day, or (2) prepaid in full on such day; provided further that if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice (or, in the case of a Term Benchmark Loan, by the earlier of such date and the last day of the current Interest Period for the applicable Term Benchmark Loan), the Borrower shall be deemed to have elected clause (1) above.

SECTION 2.09.     Termination and Reduction of Commitments; Termination of Facility.

(a)     On the Closing Date (after giving effect to the funding of the Term Loans to be made on such date), any remaining Term Commitments of each Lender as of the Closing Date shall terminate. Unless previously terminated, the Revolving Commitments shall terminate on the applicable Maturity Date. Notwithstanding the foregoing, if the Closing Date has not occurred prior to the expiry of the Certain Funds Period, the Commitments (unless previously terminated) shall automatically terminate.

(b)     The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments or the Term Commitments; provided that (i) each partial reduction of Revolving Commitments or Term Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the Total Revolving Credit Exposure would exceed the aggregate Revolving Commitments.

(c)     The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments or the Term Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders or the Term Lenders, as applicable, of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments or the Term Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments or the Term Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments. Each reduction of the Term Commitments shall be made ratably among the Term Lenders in accordance with their respective Term Commitments. Any such termination of the Revolving Commitments specifying termination of this Agreement shall be (i) accompanied by (A) the payment in full of all outstanding Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit (or the cash collateralization thereof), (B) the payment in full in cash of all reimbursable expenses and other Obligations in respect of the Revolving Credit Exposures (other than contingent indemnity obligations), and (C) with respect to any Term Benchmark Loans or RFR Loans prepaid, payment of the amounts due under Section 2.16, if any and (ii) effected pursuant to a payoff letter in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

(d)

(i)

In the event that the Borrower enters into any amendments to the Existing A&R Credit Agreement giving effect to all of the Required Existing A&R Credit Agreement Consents, automatically upon the effectiveness of such amendment, all Revolving Commitments and Term Commitments then outstanding shall be permanently reduced to $0.

(ii)

In the event that the Borrower or any Subsidiary thereof actually receives any Net Proceeds arising from any Equity Issuance at any time during the period commencing on the Effective Date and ending on the Closing Date (prior to the funding of any Loans), then, to the extent that any Net Proceeds thereof do not reduce outstanding commitments under the Unsecured Bridge Credit Facility, such excess Net Proceeds shall reduce the Term Commitments on a dollar-for-dollar basis.

(iii)

In the event that the Borrower or any Subsidiary thereof actually receives any Net Proceeds from any Prepayment Debt Financing at any time during the period commencing on the Effective Date and ending on the Closing Date (prior to the funding of any Loans), then, to the extent that any Net Proceeds thereof do not reduce outstanding commitments under the Unsecured Bridge Credit Facility, such excess Net Proceeds shall reduce the Term Commitments on a dollar-for-dollar basis.

(iv)

In the event that the Borrower or any of its Subsidiaries enters into any Qualifying Term Loan Facility during the period commencing on the Effective Date and ending on the Closing Date (prior to the funding of any Loans), then, to the extent that any commitments under the Qualifying Term Loan Facility do not reduce outstanding commitments under the Unsecured Bridge Credit Facility, such excess commitments under the Qualifying Term Loan Facility shall reduce the Term Commitments on a dollar-for-dollar basis upon effectiveness of the definitive documentation for such Qualifying Term Loan Facility.

(v)

In the event that the Borrower actually receives any Net Proceeds arising from any Prepayment Disposition during the period commencing on the Effective Date and ending on the Closing Date (prior to the funding of any Loans), then the Term Commitments then outstanding shall be automatically reduced in an amount equal to 100% of such Net Proceeds on the date of receipt by the Borrower or, as applicable, any of its Subsidiaries of such Net Proceeds.

(vi)

In the event that the Borrower makes a voluntary or mandatory repayment or prepayment of term loans under the Existing A&R Credit Agreement or any other payment which has the effect of reducing the outstanding principal amount of term loans under the Existing A&R Credit Agreement, in each case during the period commencing on the Effective Date and ending on the Closing Date (prior to the funding of any Loans), then the Term Commitments shall be reduced by the amount of such repayment, prepayment or payment on a dollar-for-dollar basis. In the event that the Borrower effects a permanent reduction of the revolving facility under the Existing A&R Credit Agreement during the period commencing on the Effective Date and ending on the Closing Date (prior to the funding of any Loans), then the Revolving Commitments shall be reduced by the amount of such permanent reduction on a dollar-for-dollar basis.

(vii)	All reductions of the Commitments pursuant to Section 2.09(d)) shall be made ratably to the Lenders’ individual Commitments.

SECTION 2.10.     Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to:

(i) pay to the Administrative Agent, for the ratable account of the Revolving Lenders, the then unpaid principal amount of each Revolving Loan made to the Borrower on the applicable Maturity Date in the currency of such Loan;

(ii) pay to the Administrative Agent, for the account of the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the applicable Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding; and

(iii) pay to the Administrative Agent, in Dollars, for the ratable account of the Term Lenders holding Term Loans on the Maturity Date for the Term B Facility, the aggregate principal amount of all Term B Loans outstanding on such date.

(b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)     The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)     The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)     Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11.     Prepayment of Loans.

(a)     Optional. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, (iii) in the case of prepayment of an RFR Borrowing (other than a Swingline Loan), not later than 11:00 a.m., Local Time, five RFR Business Days before the date of prepayment, or (iv) in the case of prepayment of a Swingline Loan, not later than 10:00 a.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of reduction or termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of reduction or termination is revoked in accordance with Section 2.09; provided, further, that, a notice of prepayment with respect to Term Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing. Each prepayment of Term Loans shall be applied ratably to the Term Loans included in the prepaid Borrowing and in such order of application as to the installments due under Section 2.10(a) as directed by the Borrower. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)     [reserved].

(c)     Mandatory.

(i)	[reserved].

(ii)

Equity Issuances. In the event that the Borrower or any Subsidiary thereof actually receives any Net Proceeds arising from any Equity Issuance after the Closing Date, then the Borrower shall prepay on or prior to the date which is five (5) Business Days after the date of receipt of such Net Proceeds, an aggregate principal amount of Term Loans equal to 100% of all Net Proceeds received.

(iii)

Prepayment Debt Financing. In the event that the Borrower or any Subsidiary thereof actually receives any Net Proceeds from any Prepayment Debt Financing after the Closing Date, then the Borrower shall prepay on or prior to the date which is five (5) Business Days after the date of receipt of such Net Proceeds, an aggregate principal amount of Term Loans equal to 100% of all Net Proceeds received.

(iv)

Prepayment Dispositions. In the event that the Borrower actually receives any Net Proceeds arising from any Prepayment Disposition after the Closing Date, then the Borrower shall prepay on or prior to the date which is five (5) Business Days after the date of receipt of such Net Proceeds, an aggregate principal amount of Term Loans equal to 100% of all Net Proceeds received.

(v)

Certain Dispositions. Notwithstanding any other provisions of this Section 2.11(c), (A) to the extent that any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(c)(ii) (a “Foreign Disposition”) are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11(c) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable, as reasonably estimated by the Borrower in good faith, or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.11(c) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, the Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11(c) and may be retained by the applicable Foreign Subsidiary for so long as such material adverse tax consequences shall be deemed to be applicable by the Borrower in good faith.

(vi)

All prepayments under this Section 2.11 shall be accompanied by, in the case of any such prepayment of a Term Benchmark Loan on a date prior to the last day of an Interest Period therefor, any break funding payments owing pursuant to Section 2.16.

(vii)	Application of Mandatory Prepayments. The prepayments described in this Section 2.11(c) shall be applied ratably among the Term Loans.

(d)     Notwithstanding the foregoing, each Term Lender shall have the right to reject its applicable percentage of any mandatory prepayment of the Loans pursuant to Section 2.11(c), in which case the amounts so rejected may be retained by the Borrower.

(e)     Nothing in this Section 2.11 shall be construed to constitute the Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(f)     If (i) at any time, other than as a result of fluctuations in currency exchange rates, the Dollar Amount of the Total Revolving Credit Exposure (calculated, with respect to those Credit Events denominated in Foreign Currencies, using the Exchange Rate in effect as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments and (ii) on any Computation Date, solely as a result of fluctuations in currency exchange rates, the Dollar Amount of the Total Revolving Credit Exposure (as so calculated) exceeds 105% of the aggregate Revolving Commitments, the Borrower shall immediately repay Revolving Borrowings and, if no Revolving Borrowings are then outstanding, cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), in an aggregate principal amount sufficient to cause the Dollar Amount of the Total Revolving Credit Exposure (so calculated) to be less than or equal to the aggregate Revolving Commitments.

SECTION 2.12.     Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender, an unused commitment fee, which shall accrue at the Applicable Rate on the daily Dollar Amount of the unused Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates; provided that for purposes of this cause (a), outstanding Swingline Loans shall be deemed not to be a utilization of the Revolving Commitments. Accrued unused commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All unused commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)     The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily Dollar Amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at a rate per annum equal to 0.125% on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees, other standard costs and charges of the Issuing Bank relating to the Letters of Credit as from time to time in effect, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the last Business Day of each such month, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All participation fees and fronting fees in respect of Letters of Credit shall be paid in Dollars, including, for the avoidance of doubt, in respect of any Letters of Credit denominated in a Foreign Currency.

(c)     The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)     The Borrower shall pay, or cause to be paid, to the Administrative Agent, for the account of the Term Lenders a duration fee in Dollars on the aggregate amount of Term Loans outstanding of each such Term Lender at a per annum amount equal to (i) 0.50% of the aggregate principal amount of the Term Loans outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a Business Day, the next Business Day); (ii) 0.75% of the aggregate principal amount of the Term Loans outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a Business Day, the next Business Day); and (iii) 1.00% of the aggregate principal amount of the Term Loans outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a Business Day, the next Business Day).

(e)     All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section) and immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of unused commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.     Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)     The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each RFR Borrowing shall bear interest at the Adjusted Daily Simple RFR for the Class and Foreign Currency of such Loans plus the Applicable Rate.

(c)     Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal and interest of any Loan, 2% plus the rate otherwise applicable thereto as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)     Accrued interest on each Loan shall be payable in arrears, in the same Agreed Currency as the applicable Loan, on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Term SOFR Rate, Term SOFR Rate, EURIBOR Rate, Adjusted EURIBOR Rate, Adjusted Daily Simple RFR, Daily Simple RFR or Central Bank Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.     Alternative Rate of Interest.

(a)     Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)

the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the Term SOFR Rate, the EURIBOR Rate or the Adjusted EURIBOR Rate, as applicable (including, without limitation, because the Relevant Screen Rate is not available or published on a current basis), for a Loan in the applicable currency or for the applicable Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii)

the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate, the Term SOFR Rate, the EURIBOR Rate or the Adjusted EURIBOR Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03 or a new request for a Swingline Loan in accordance with Section 2.05, as applicable, (A) for Loans denominated in Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing, and (B) for Loans denominated in a Foreign Currency, any Interest Election Request that requests the continuation of any Borrowing as a Term Benchmark Borrowing and any Borrowing Request or request for Swingline Loans that requests a Term Benchmark Borrowing or RFR Borrowing, as the case may be, for the relevant Benchmark shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Benchmark applicable to such Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03 or a new request for Swingline Loans in accordance with the terms of Section 2.05, as applicable, (A) for Term Benchmark Loans denominated in Dollars, any such Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan, (B) for Term Benchmark Loans denominated in a Foreign Currency, any such Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided, that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any applicable Foreign Currency shall, at the Borrower’s election prior to such day: (x) be prepaid by the Borrower on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, and (C) for RFR Loans, any such RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans shall, at the Borrower’s election prior to such day: (x) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (y) be prepaid in full immediately.

(b)     Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)     In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)     The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)     Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or the EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)     Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any applicable Benchmark Unavailability Period applicable thereto and, failing that, either (x) the Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to an ABR Borrowing or (y) any such request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period for Dollars or at any time that a tenor for the then-current Benchmark for Dollars is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day, (B) for Term Benchmark Loans denominated in any Foreign Currency, any such Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Borrower’s election prior to such day: (x) be prepaid by the Borrower on such day or (y) solely for the purpose of calculating the interest rate applicable to such Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, and (C) for RFR Loans, any such RFR Loan shall immediately bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans shall, at the Borrower’s election, prior to such day: (x) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) on such day or (y) be prepaid in full on such day.

SECTION 2.15.     Increased Costs. (a) If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBOR Rate) or the Issuing Bank;

(ii)

impose on any Lender or the Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)

subject the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payments to be made hereunder to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Person of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b)     If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of the Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)     A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.     Break Funding Payments.

(a)     With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(b)     With respect to RFR Loans that accrue interest by reference to a term rate, in the event of (i) the payment of any principal of any such RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any such RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iii) the assignment of any such RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (iv) the failure by the Borrower to make any payment of any such RFR Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(c)     A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.     Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, unless such deduction or withholding is required by law; provided that if the Borrower or Administrative Agent determines in its good faith judgment that it is required to deduct or withhold any Taxes from such payments, then (i) the Borrower or Administrative Agent shall be entitled to so deduct or withhold; (ii) if the Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and (iii) the Borrower or Administrative Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)     The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)     Without duplication of the obligations of the Loan Parties pursuant to Section 2.17(a) or (b), the Loan Parties shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or, on behalf of the Administrative Agent, a Lender or an Issuing Bank shall be conclusive absent manifest error.

(d)     As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)     Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2)    executed copies of IRS Form W-8ECI;

3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or

4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)     If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)     [Reserved].

(h)     [Reserved].

(i)     Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(i).

(j)     For purposes of this Section 2.17, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

(k)     Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.18.     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)     The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Borrower, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.

(b)     At any time that payments are not required to be applied in the manner required by Section 7.02, if insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder not constituting (i) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (ii) a mandatory prepayment (which shall be applied in accordance with Section 2.11), such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements (other than those described in the next clause second), including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower, second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to obligations in respect of Secured Swap Agreements or any Banking Services Agreement ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and sixth, to the payment of any other Obligation due to the Administrative Agent or any other Secured Party; provided that, notwithstanding the foregoing, (x) any proceeds of Collateral received by the Administrative Agent or the Collateral Agent shall be applied as set forth in Section 4.02 of the Security Agreement to the extent that application of such proceeds is not otherwise specified by this Agreement or directed by the Borrower and (y) amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Term Benchmark Loan, except (A) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or (B) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c)     If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e)     If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or an Issuing Bank to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.     Mitigation Obligations; Replacement of Lenders. (a) If (i) any Lender requests compensation under Section 2.15, or (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee (other than any Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20.     [reserved].

SECTION 2.21.     Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (a) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the Borrower or (b) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to the Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (i) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be, as ABR Loans, unless the Borrower notifies the Administrative Agent at least one Business Day before such date that (A) it elects not to borrow on such date or (B) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be or (ii) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless the Borrower notifies the Administrative Agent at least one Business Day before such date that (A) it elects not to request the issuance of such Letter of Credit on such date or (B) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

SECTION 2.22.     Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 2.23.     [reserved].

SECTION 2.24.     [reserved].

SECTION 2.25.     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)     fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)     the Commitment, Revolving Credit Exposure and Total Term Loan Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender directly affected thereby;

(c)     if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)

all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)

if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)

if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)

if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (ii) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted to include any such reallocated LC Exposure in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)

if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable ratably to the Issuing Bank until and to the extent such LC Exposure is cash collateralized and/or reallocated;

(d)     so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.25(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.25(c)(i) (and such Defaulting Lender shall not participate therein); and

(e)     any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory or at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (x) the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage and (y) any cash collateral provided under this Section 2.25 shall be promptly released and returned to the Borrower.

ARTICLE III
Representations and Warranties

The Borrower represents and warrants to the Lenders that (it being understood that the conditions to the Effective Date and the Closing Date are solely those set out in Section 4.01 and 4.02, respectively):

SECTION 3.01.     Organization; Powers; Subsidiaries. Each of the Borrower and its Subsidiaries is duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization. Each of the Borrower and its Subsidiaries has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies, as of the Effective Date, (a) each Subsidiary, if such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding and (b) each Existing Joint Venture. As of the Effective Date, all of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens except Liens permitted under Section 6.02. Except as indicated on Schedule 3.01, as of the Effective Date, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Subsidiary, other than (i) pursuant to employee or director stock option plans of the Borrower and its Subsidiaries, and (ii) rights of participants in any Joint Venture to acquire additional capital stock or other equity interests in such joint venture.

SECTION 3.02.     Authorization; Enforceability. On the Effective Date, the Transactions set forth in clause (a) of the definition thereof are within the Borrower’s and US Bidco’s corporate, limited liability company or other like powers and have been duly authorized by all necessary corporate, limited liability company or other like action and, if required, by all necessary shareholder, member, partner or other like action. On the Closing Date, the Transactions are within the Borrower’s corporate, limited liability company or other like powers and have been duly authorized by all necessary corporate, limited liability company or other like action and, if required, by all necessary shareholder, member, partner or other like action. Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (y) the need for filings and registrations necessary to perfect the Liens on the Collateral, if any, granted by the Loan Parties in favor of the Secured Parties.

SECTION 3.03.     Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority except (i) filings and registrations necessary to perfect the Liens on the Collateral, if any, granted by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties and (ii) such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority binding upon the Borrower or any of its Subsidiaries, (c) from and after the Closing Date, will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Liens securing the Obligations.

SECTION 3.04.     Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended November 29, 2025, reported on by Ernst & Young, LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)     Since November 29, 2025, there has been no material adverse change in the business, assets, financial condition, results of operations or prospects of the Borrower and the Subsidiaries taken as a whole.

SECTION 3.05.     Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Borrower and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

(b)     Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries, taken as a whole. The Borrower and its Subsidiaries have not infringed upon, misappropriated or otherwise violated, and do not infringe upon, misappropriate or otherwise violate, the intellectual property the rights of any other Person, except for any such infringements, misappropriations or other violations as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.     Litigation and Environmental Matters. (a) There are no actions, suits or Proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement or the Transactions.

(b)     Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c)     Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

SECTION 3.07.     Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.     Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.     Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.     ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.     Disclosure. (a) The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or filed with the SEC) when taken as a whole and when taken together with the Borrower’s filings with the SEC prior to the date hereof contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections may vary from actual results and such variances may be material).

(b) As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification (if any) provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12.     Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13.     No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.14.     Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and (other than with respect to matters publicly disclosed in the Borrower’s filings with the SEC prior to the Effective Date) agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.15.     Affected Financial Institutions. No Loan Party is an Affected Financial Institution or a Covered Entity.

SECTION 3.16.     Collateral Documents. (a) From and after the Closing Date, Subject to Sections 5.09 and 5.11 and the other limitations, exceptions and filing requirements otherwise set forth in this Agreement and the other Loan Documents, the Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent required thereby.

(b)         From and after the Closing Date, subject to Sections 5.09 and 5.11, upon recording thereof in the appropriate recording office, each Mortgage shall be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder, subject only to Liens permitted under the Loan Documents, and when the Mortgages are filed in the offices (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 5.09 and 5.11 when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.09 and 5.11), such Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties thereunder, in each case prior and superior in right to any other Person, other than Liens permitted under the Loan Documents.

SECTION 3.17.     Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the Transactions, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.18.     Solvency. The Borrower and its Subsidiaries (taken as a whole) are Solvent as of the Effective Date.

ARTICLE IV

Conditions

SECTION 4.01.     Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)     The Administrative Agent (or its counsel) shall have received from each party hereto either a counterpart of this Agreement signed on behalf of the Borrower and US Bidco or written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)     The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Faegre Drinker Biddle & Reath LLP, U.S. counsel for the Borrower and US Bidco, covering such matters relating to the Borrower and US Bidco, this Agreement or clause (a) of the definition of “Transactions” as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c)     The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (to the extent such concept applies to such entity in the jurisdiction of its incorporation or organization) of the Borrower and US Bidco, the authorization of the execution and delivery of this Agreement and any other legal matters relating to the Borrower and US Bidco, the Loan Documents or clause (a) of the definition of “Transactions”, including but not limited to, (i) resolutions and other evidence of authority authorizing this Agreement and the other Loan Documents and the other transactions contemplated hereby, (ii) short-form good standing certificates or the equivalent, if any, in the jurisdiction of organization of the Borrower and US Bidco and (iii) a certificate of the Secretary or Assistant Secretary of the Borrower and US Bidco certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and attaching such Person’s certificate of incorporation and bylaws or other equivalent organizational documents, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)     The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (i) that the representations and warranties contained in Article III are true and correct as of such date and (ii) that no Default or Event of Default has occurred and is continuing as of such date.

(e)     The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable and documented out-of-pocket fees, charges and expenses of Davis Polk & Wardwell LLP, counsel to the Administrative Agent) (in the case of fees, charges and expenses, solely to the extent invoiced to the Borrower at least two (2) Business Days prior to the Effective Date (or such later date as the Borrower shall permit in its reasonable discretion)).

(f)     (i) The Administrative Agent shall have received, at least three (3) days prior to the Effective Date, all documentation and other information regarding the Borrower and US Bidco requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least five (5) days prior to the Effective Date and (ii) to the extent the Borrower or US Bidco qualify as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least five (5) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower or US Bidco shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(g)     The Administrative Agent shall have received satisfactory audited consolidated financial statements of the Borrower for the two recent fiscal years ended prior to the Effective Date as to which such financial statements are available.

(h)     The Administrative Agent shall have received a copy, in substantially final form and in form and substance reasonably satisfactory to the Administrative Agent, of the Rule 2.7 Announcement.

(i)     The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit G and signed by a Financial Officer of the Borrower.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.     Closing Date. The Lenders shall not be required to make a Loan, and the Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit hereunder unless, and the Closing Date shall occur when, the following conditions precedent have been satisfied:

(a)     The Effective Date shall have occurred.

(b)     No Certain Funds Default has occurred and is continuing.

(c)     The Borrower shall have paid all fees due and payable as of the Closing Date to the Administrative Agent, for itself and on behalf of the Lenders, pursuant to Sections 4(a)(i) and (ii) in the Fee and Syndication Letter and Sections 1(a) and 1(c) of the Agency Fee Letter (which condition precedent may be satisfied if payment of such fees is referred to in the funds flow (or similar document) (which, for the avoidance of doubt, shall be for information purposes only and no Lender or the Administrative Agent on their behalf shall have any right of sign-off in respect of such funds flow (or similar document) in respect of any Loan due to be made on the Closing Date); provided that the Borrower expressly consents to the Lender deducting all fees due and payable as of the Closing Date in accordance with the Loan Documents from the proceeds of the Loan; provided further that the payment of the Secured Bridge Agent Fee (as defined in the Agency Fee Letter) shall not be a condition to making the Loan, but for the avoidance of doubt (i) such fees may be deducted from the proceeds of the Loan and (ii) nothing herein shall preclude the Lender or the Administrative Agent from exercising its rights and remedies with respect to such fees following the Closing Date, if the full amount of such fees were not paid and/or deducted from the proceeds of the Loan on the Closing Date.

(d)     A written Borrowing Request with respect to the Loans to be made on the Closing Date shall have been delivered.

(e)     As to any Lender's obligation to make a Loan on or about the Closing Date, it has not, since the date on which such Lender first became a party hereto, become illegal (under applicable law) for such Lender to make, or to allow to remain outstanding, that Loan; provided that such Lender has notified the Borrower promptly upon becoming aware of the relevant issue, and provided further that such illegality alone will not excuse any other Lender from participating in the relevant Loan and will not in any way affect the obligations of another Lender.

(f)     On or about the Closing Date, the Borrower shall have delivered to the Administrative Agent an officer’s certificate, substantially in the form attached hereto as Exhibit K, dated as of the Closing Date, signed by an authorized officer of the Borrower, certifying that on the Closing Date:

(i)	In the case of a Scheme:

(A)     the Scheme Effective Date has occurred; and

(B)     the Amsterdam Acquisition shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms of the Relevant Rule 2.7 Announcement, after giving effect to any modifications, amendments, consents or waivers thereof or thereto, and to any other changes, other than those modifications, amendments, consents or waivers or changes that are materially adverse to the interests of the Lenders that are effected without the prior written consent of GS (not to be unreasonably withheld, conditioned or delayed), provided that no consent of GS shall be required (a) if any such modification, amendment, consent or waiver shall have been required by any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Code), the Takeover Panel, any applicable stock exchange, any applicable government or other regulatory authority, or a court of competent jurisdiction (including, without limitation, the Court), (b) to any waiver of a condition to the Scheme where such waiver does not relate to a condition which the Borrower reasonably considers that it (or its Subsidiary) would be entitled in accordance with Rule 13.5(a) of the Takeover Code, to invoke so as to cause the Scheme not to proceed, to lapse or to be withdrawn or (c) to any increase or decrease in the cash consideration payable or to be paid by the Borrower or a Subsidiary in connection with the Amsterdam Acquisition; or

(ii)	In the case of an Offer:

(A)     the Offer Effective Date has occurred; and

(B)     the purchase by or on behalf of the Borrower of not less than 75% of the Amsterdam Shares shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms of the Relevant Rule 2.7 Announcement, after giving effect to any modifications, amendments, consents or waivers thereof or thereto, or other changes, other than those modifications, amendments, consents or waivers or changes that are materially adverse to the interests of the Lenders that are effected without the prior written consent of GS (not to be unreasonably withheld, conditioned or delayed), provided that no consent of GS shall be required (a) in respect of a change to the condition under the Relevant Rule 2.7 Announcement relating to the acceptance by shareholders of Amsterdam provided that such acceptance condition in respect of the Offer is, at least, accepted by shareholders of Amsterdam holding not less than 75% of Amsterdam Shares, (b) if any such modification, amendment, consent or waiver shall have been required by any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Code), the Takeover Panel, any applicable stock exchange, any applicable government or other regulatory authority, or a court of competent jurisdiction (including, without limitation, the Court), (c) to any waiver of a condition to the Offer where such waiver does not relate to a condition which the Borrower reasonably considers that it would be entitled in accordance with Rule 13.5(a) of the Takeover Code, to invoke so as to cause the Offer not to proceed, to lapse or to be withdrawn or (d) to any increase or decrease in the cash consideration payable or to be paid by the Borrower or a Subsidiary in connection with the Amsterdam Acquisition.

SECTION 4.03.     Availability. During the Certain Funds Period, and notwithstanding (i) that any representation made on the Effective Date was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenant (excluding, for the avoidance of doubt, the Certain Funds Covenant for the purposes of Section 4.02(b)), (iii) any provision to the contrary in any Loan Document or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless a Certain Funds Default has occurred and is continuing) (1) cancel any of its Commitments hereunder, (2) take any action or exercise any right to rescind, terminate or cancel any Loan Document or exercise any right or remedy or make or enforce any claim under the Loan Documents, related notes, related fee letter or otherwise it may have, (3) refuse to participate in making its Loan provided that the applicable conditions precedent to the making of the Loan set forth in Section 4.02 have been satisfied, (4) take any steps to seek any repayment or prepayment of any Loan made hereunder in any way, (5) exercise any rights under any Collateral Document to the extent to do so would prevent or limit the making of a Loan during the Certain Funds Period or which would require it to be repaid or prepaid during the Certain Funds Period, or (6) exercise any right of set-off or counterclaim in respect of its Loan. Notwithstanding anything to the contrary herein (A), the rights and remedies of the Lenders and the Administrative Agent in respect of the making of an Loan on the Closing Date shall not be limited in the event that any applicable condition precedent set forth in Section 4.02 is not satisfied on the Closing Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

SECTION 4.04.     After the Closing Date. After the Closing Date, the obligations of the Lenders to make Loans on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, shall be subject to the satisfaction of the following conditions:

(a)      The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or shall be true and correct in all respects if the applicable representation and warranty is qualified by materiality or Material Adverse Effect) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), as applicable.

(b)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)     No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or the Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

(d)     The Borrower shall have delivered to the Administrative Agent a written Borrowing Request with respect to the Loans to be made on or about the date of Borrowing required under Section 2.03 or a notice in respect of the issuance, amendment, renewal or extension of such Letter of Credit required under Section 2.06(b).

ARTICLE V

Affirmative Covenants

From the Effective Date, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.     Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)     within 90 days after the end of each fiscal year of the Borrower (or, if earlier, no later than five (5) Business Days after the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP, KPMG LLP, Ernst & Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)     within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, no later than five (5) Business Days after the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers (which certification shall be satisfied by the certification provided in Exhibit 31.2 to the Borrower’s applicable Quarterly Report on Form 10-Q) as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)     concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (including, for the avoidance of doubt, calculations for the applicable full four-quarter period and for each individual quarter in such period) demonstrating compliance with Sections 6.01, 6.03 and 6.09, (iii) setting forth reasonably detailed calculations of the Secured Leverage Ratio as required for purposes of determining the “Applicable Rate” and (iv) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that applies to the Borrower or any Subsidiary and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)     [reserved];

(e)     concurrently with any delivery of financial statements under clause (a) above, a Perfection Certificate;

(f)     promptly (i) after the filing thereof, copies of all periodic and other reports, periodic and other certifications of the chief executive officer or a Financial Officer of the Borrower, registration statements and other publicly available materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange (other than periodic non-material administrative certifications provided to any national securities exchange electronically), and (ii) after the distribution thereof, copies of all financial statements, reports, proxy statements and other materials distributed by the Borrower to its shareholders generally; provided that any such documents that are filed or furnished with the SEC via EDGAR or any successor electronic document submission program shall be deemed to have been provided to the Administrative Agent when so filed or furnished; and

(g)     promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

All financial statements, certificates (other than the compliance certificates required by clause (c) above) and other items required to be furnished to the Administrative Agent under Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address; or (ii) on which such documents are available via the EDGAR system (or any successor system) of the SEC on the internet; provided that the Borrower shall notify (which notice may be made by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on an Approved Electronic Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information (as defined in Section 9.12), they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of an Approved Electronic Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of an Approved Electronic Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02.     Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)     the occurrence of any Default;

(b)     any event or development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(c)     subject to Sections 1.06 and 5.09, the Borrower shall notify the Administrative Agent and the Collateral Agent in writing at least ten (10) days before any change in (i) legal name of any Loan Party, (ii) the type of organization of any Loan Party or (iii) the jurisdiction of organization of any Loan Party and, upon the reasonable request of the Collateral Agent, take all actions reasonably necessary to continue the perfection of the Liens on the Collateral owned by such Loan Party created under the Collateral Documents following any such change with the same priority as immediately prior to such change. The Borrower agrees to promptly provide the Administrative Agent and Collateral Agent, after notification of any such change, with certified organizational documents reflecting any of the changes described in the first sentence of this Section 5.02(c); and

(d)     any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered pursuant to clauses (a) and (b) under this Section (i) shall be in writing and (ii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.     Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.     Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.     Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to:

(a)     keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(b)     maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as is consistent with sound business practices;

(c)     subject to Section 5.11, ensure that any third-party liability (other than directors and officers liability insurance; insurance policies relating to employment practices liability or workers’ compensation; crime; fiduciary duties; kidnap and ransom; flood (except as required by clause (d) below); fraud, errors and omissions; marine and aircraft liability and excess liability; and construction programs) and property insurance policies of the Loan Parties described in Section 5.05(b) with respect to the Collateral shall name the Collateral Agent as an additional insured (solely in the case of liability insurance) or loss payee (solely in the case of property insurance with respect to the Collateral), as applicable; and

(d)     subject to Section 5.09 and 5.11, so long as a Mortgage in respect of Mortgaged Property with improvements that are located in a special flood hazard area is then in effect, with respect to each Mortgaged Property located in a special flood hazard area:

(i)

maintain flood insurance in compliance with the Flood Insurance Laws and the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, as reasonably determined by the Administrative Agent; and

(ii)	deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable.

SECTION 5.06.     Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, during such times when an Event of Default has occurred and is continuing, independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default has occurred and is continuing, the Borrower and its Subsidiaries shall have no obligation to pay or reimburse the Administrative Agent or any Lender for costs and expenses relating to any such visitation and inspection (other than one visitation and inspection during any fiscal year). The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07.     Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.     Use of Proceeds. The proceeds of the Term Loans will be used on the Closing Date only (a) to refinance the Term A Loans and the Term B Loans (each as defined in the Existing A&R Credit Agreement) and (b) to pay any fees and expenses in connection with the foregoing clause (a). The proceeds of the Revolving Loans will be used (i) on the Closing Date (A) to repay any outstanding revolving loans on the Closing Date under the Existing A&R Credit Agreement, (B) [reserved] and (C) to pay any fees and expenses in connection with the foregoing clauses (A) and (B) and (ii) after the Closing Date for working capital, other general corporate purposes and any other purpose not prohibited by this Agreement, including Permitted Acquisitions and other Investments. The Letters of Credit shall be used to support obligations of the Borrower and its Subsidiaries incurred for working capital, other general corporate purposes and any other purpose not prohibited by this Agreement, including Permitted Acquisitions and other Investments. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom, or in a European Union member state or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.     Subsidiary Guaranty. Following the Closing Date, as promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after (i) any Person becomes a Subsidiary, (ii) any Subsidiary qualifies independently as, or is designated by the Borrower or the Administrative Agent as, a Subsidiary Guarantor pursuant to the definition of “Material Subsidiary”, or (iii) subject to satisfaction of the requirement of Section 5.10, any Subsidiary is elected at the sole discretion of the Borrower to become a Subsidiary Guarantor (any such elected Subsidiary, an “Elected Subsidiary”), in each case, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary that is a Material Subsidiary or an Elected Subsidiary to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty to be accompanied by appropriate resolutions, other documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Notwithstanding the foregoing, no Receivables Entity shall be required to become a Subsidiary Guarantor.

(b)     Following the Closing Date, subject to Section 1.06, with respect to any Subsidiary required to become (or that otherwise becomes) a Subsidiary Guarantor hereunder pursuant to Section 5.09(a), the Borrower shall, no later than the date on which such Domestic Subsidiary becomes a Subsidiary Guarantor hereunder pursuant to Section 5.09(a) (or such longer time period if agreed to by the Collateral Agent in its reasonable discretion), cause such Subsidiary to execute and deliver a Security Agreement Supplement and a Perfection Certificate and take such additional actions (including the filing of Uniform Commercial Code financing statements and, if applicable and required pursuant to the terms of the Loan Documents, delivering executed Intellectual Property Security Agreements and certificates, instruments of transfer and stock powers in respect of certificated Equity Interests), in each case as the Collateral Agent shall reasonably request for purposes of granting and perfecting a Lien on the assets of such Subsidiary (other than Excluded Property) in favor of the Collateral Agent under the Collateral Documents, subject to Liens permitted under the Loan Documents and otherwise subject to the limitations and exceptions of this Agreement and the other Loan Documents. If requested by the Collateral Agent, the Collateral Agent shall receive an opinion or opinions of counsel (which may be from in-house counsel, provided that such opinion is in respect of New York law) for the Borrower in form and substance reasonably satisfactory to the Collateral Agent in respect of matters reasonably requested by the Collateral Agent relating to any Security Agreement Supplement, Intellectual Property Security Agreement or other Collateral Document delivered pursuant to this Section 5.09(b), dated as of the date of such Security Agreement Supplement, Intellectual Property Security Agreement or other Collateral Document, as applicable.

(c)     Following the Closing Date, subject to Section 1.06, with respect to each Loan Party that owns Material Real Property, such Loan Party shall:

(i)

no later than thirty (30) days (or such longer period as the Collateral Agent may agree in its sole discretion) after the later of (x) the date such Person becomes a Loan Party and (y) the date that any Material Real Property is acquired by such Loan Party (which, in the case of clause (x) and (y), for the avoidance of doubt, shall not occur prior to the Closing Date), deliver to the Collateral Agent information identifying such Material Real Property and the relevant filing offices for Mortgages with respect to such Material Real Property; and

(ii)

no later than ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) after the later of (x) the date such Person becomes a Loan Party and (y) the date that any Material Real Property is acquired by such Loan Party (which, in the case of clause (x) and (y), for the avoidance of doubt, shall not occur prior to the Closing Date), execute and deliver (A) counterparts of a Mortgage, duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien subject only to Liens permitted pursuant to Section 6.02 on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the Indebtedness evidenced hereby, then the amount secured by such Mortgage shall be limited to 100% of the fair market value of the property at the time such Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (B) a fully paid policy of title insurance (or marked-up title insurance commitment having the effect of policy of title insurance) on such Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (a “Mortgage Policy”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property and fixtures constituting real estate described therein, free and clear of all Liens other than Liens permitted pursuant to Section 6.02 and other Liens reasonably acceptable to the Collateral Agent, each of which shall (A) contain a “tie-in” or “cluster” endorsement, if available in the applicable jurisdiction at commercially reasonable rates (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (B) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, same as survey and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates), (C) a survey (which may take the form of an aerial survey, ExpressMap or equivalent photographic depiction) in form and substance sufficient to obtain the Mortgage Policy (i) without the standard survey exception and (ii) with all title endorsements required pursuant to clause (B) above, and otherwise reasonably satisfactory to the Collateral Agent, (D) an opinion of local counsel to the Loan Parties in the state in which such Mortgaged Property is located, with respect to the enforceability and perfection of such Mortgage and any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, and (E) to the extent not previously delivered, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, and if such property is in a special flood hazard area, duly executed and acknowledged by the appropriate Loan Party, together with evidence of flood insurance as and to the extent required under Section 5.05 hereof.

Notwithstanding anything herein or in any other Loan Document to the contrary, the Loan Parties shall not be required to comply with Section 5.09(c)(ii) with respect to a Material Real Property unless and until (i) the Administrative Agent and Collateral Agent shall have provided at least forty-five (45) days’ prior notice to the Lenders that a Mortgage is expected to be entered into with respect to such Material Real Property, (ii) each Revolving Lender and Term Lender shall have advised the Administrative Agent in writing that it has completed its due diligence with respect to any applicable flood insurance requirements relating to such Material Real Property and (iii) the Administrative Agent shall have provided the Borrower with written notice of the satisfaction of the requirements in the foregoing clauses (i) and (ii) and shall have requested, in a writing delivered to the Borrower, that such Loan Parties comply with the applicable requirements of Section 5.09(c)(ii), which compliance shall not be required until the later of (x) the dates provided for in Section 5.09(c), as applicable, and (y) the date that is ten (10) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after such written notice is delivered to the Borrower pursuant to this clause (iii).

SECTION 5.10.     Elected Subsidiaries.

At any time after the Closing Date, the Borrower may elect to add a Subsidiary as an Elected Subsidiary, subject to the following requirements:

(a)     the Borrower shall provide notice to the Administrative Agent of its intention to add any Elected Subsidiary at least 10 Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the date of the proposed addition;

(b)     consent of the Administrative Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, but which may be withheld if the Administrative Agent reasonably determines that such Elected Subsidiary is organized under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (iii) there is any reasonably identifiable and material adverse political risk to the Lenders or the Administrative Agent associated with such jurisdiction);

(c)     the Borrower and such Elected Subsidiary shall deliver the documents required by Section 5.09 at the time such Subsidiary becomes an Elected Subsidiary (or such later date as the Administrative Agent may reasonably agree) with respect to each such Elected Subsidiary; provided, that, with respect to Elected Subsidiaries not organized under the laws of the United States (or any State thereof or the District of Columbia), such documents shall be no more restrictive than those that would apply to such Elected Subsidiaries to the extent it was an organization or entity formed under the laws of the United States; provided, that, such terms shall take into account customary local law requirements; and

(d)     as a condition to the effectiveness of any joinder of any Elected Subsidiary, taking into account customary local law requirements, such Elected Subsidiary shall deliver opinions (to the extent reasonably requested by the Administrative Agent), board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered under Section 4.01 and, at least five Business Days prior to effectiveness of such joinder, all other documentation and other information, in each case as reasonably requested in writing by the Administrative Agent within ten (10) Business Days following receipt of notice of the Borrower’s intention to add an Elected Subsidiary to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

SECTION 5.11.     Post-Closing Conditions.

(a)     Notwithstanding anything to the contrary, no later than the Closing Date (but not, for the avoidance of doubt, as a condition to the occurrence of the Closing Date) (or such long period as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver to the Administrative Agent:

(i)

a joinder to the Subsidiary Guaranty (in the form contemplated thereby) signed on behalf of each Subsidiary Guarantor (including any Elected Subsidiary other than US Bidco) or written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the Subsidiary Guaranty;

(ii)

a counterpart to the Security Agreement (which Security Agreement shall be in form and substance reasonably satisfactory to the Collateral Agent) (including any Elected Subsidiary) or written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the Security Agreement;

(iii)

favorable written opinions (addressed to the Administrative Agent and the Lenders) of (i) Faegre Drinker Biddle & Reath LLP, U.S. counsel for the U.S. Subsidiary Guarantors and (ii) any other local counsel for the Subsidiary Guarantor, as reasonably requested by the Administrative Agent, covering such matters relating to the Subsidiary Guarantors, this Agreement, the other Loan Documents as the Administrative Agent shall request (and the Borrower hereby requests such counsel to deliver such opinions);

(iv)	a completed Perfection Certificate, in respect of the Subsidiary Guarantors (including the Elected Subsidiaries but excluding the Amsterdam Entities to be added as Subsidiary Guarantors);

(v)

Intellectual Property Security Agreements in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by the applicable Loan Parties party thereto, as the same may be modified to include current party names, dates and other changes of an administrative, ministerial or corrective nature, and such other changes as the Administrative Agent and the Borrower may mutually agree;

(vi)

such documents and certificates as the Administrative Agent or its counsel may reasonably request (no later than three (3) Business Days in advance of the Closing Date) relating to the organization, existence and good standing (to the extent such concept applies to such entity in the jurisdiction of its incorporation or organization) of the Subsidiary Guarantors (including the Elected Subsidiaries but excluding US Bidco and the Amsterdam Entities to be added as Subsidiary Guarantors), the authorization of the execution and delivery by such Subsidiary Guarantors of the Guaranty and any other legal matters relating to such Subsidiary Guarantors or the Loan Documents to which it is a party, including but not limited to, (i) resolutions and other evidence of authority authorizing the Loan Documents to which it is a party and the other transactions contemplated hereby, (ii) a short-form good standing certificate or the equivalent, if any, in the jurisdiction of organization of such Subsidiary Guarantors and (iii) a certificate of the Secretary or Assistant Secretary of such Subsidiary Guarantors certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and attaching such Person’s certificate of incorporation and bylaws or other equivalent organizational documents, all in form and substance satisfactory to the Administrative Agent and its counsel; and

(vii)

subject to Section 1.06, each agreement, document or instrument (including any Uniform Commercial Code financing statements) required by this Agreement or the Collateral Documents, under applicable law or as reasonably requested by the Administrative Agent to be executed and delivered, filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, shall been received by the Administrative Agent or shall be in proper form for filing, registration or recordation, as the case may be.

(b)     Notwithstanding anything to the contrary, no later than the Closing Date (but not, for the avoidance of doubt, as a condition to the occurrence of the Closing Date) (or such long period as the Administrative Agent may agree in its sole discretion), the Borrower’s Existing A&R Credit Agreement shall have been refinanced in full, all guarantees in connection therewith shall have been released and all liens in connection therewith shall have been terminated.

(c)     Notwithstanding anything to the contrary, no later than three (3) Business Days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver to the Administrative Agent the subordination agreement or global intercompany note referred to in Section 6.01(q) of the Credit Agreement and customary transfer powers in respect thereof.

(d)     Notwithstanding anything to the contrary in any Loan Document, no later than ten (10) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver to the Administrative Agent certificates of insurance listing the Collateral Agent as (i) lender loss payee for the property casualty insurance policies of the Loan Parties, together with separate lender loss payable endorsements, and (ii) additional insured with respect to the liability insurance of the Loan Parties, together with separate additional insured endorsements.

(e)     Notwithstanding anything to the contrary in any Loan Document, no later than ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall cause to be delivered to the Administrative Agent, with respect to each Material Real Property, (i) a Mortgage signed on behalf of the Borrower, in a form satisfactory to the Collateral Agent, (ii) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the applicable Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, and if such property is in a special flood hazard area, duly executed and acknowledged by the appropriate Loan Party, together with evidence of flood insurance as and to the extent required under Section 5.05 hereof, (iii) a Mortgage Policy, in form and substance satisfactory to the Administrative Agent, confirming the Mortgages are valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 6.02 and other Liens reasonably acceptable to the Collateral Agent, (iv) [reserved] and (v) an opinion of local counsel to the Loan Parties in the state in which the applicable Material Real Property is located, with respect to the continued enforceability and perfection of such Mortgage and any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent.

(f)     Not later than thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver to the Administrative Agent the certificated Pledged Equity required to be so delivered by the terms of the Security Agreement together with accompanying instruments of transfer power.

(g)     Not later than ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion, the Borrower shall deliver to the Administrative Agent the supplements to the Guaranty Agreement and the Security Agreement, a Perfection Certificate and other certificates substantially consistent with those required under Section 5.11(a) with respect to the Amsterdam Entities required to become Subsidiary Guarantors hereunder and take such actions (including the filing of Uniform Commercial Code financing statements and Intellectual Property Security Agreements and insurance certificates, instruments of transfer and stock powers in respect of certificated Equity Interests), in each case as the Collateral Agent shall reasonably request for purposes of granting and perfecting a Lien on the assets of such Amsterdam Entities (other than Excluded Property) in favor of the Collateral Agent under the Collateral Documents.

SECTION 5.12.     Further Assurances. Following the Closing Date, the Borrower shall, or shall cause each applicable Loan Party to, promptly upon reasonable request by the Administrative Agent or the Collateral Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral Documents. If the Collateral Agent reasonably determines that it is required by applicable law to have appraisals prepared in respect of the Mortgaged Property of any Loan Party, the Borrower shall cooperate with the Administrative Agent to obtain appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

SECTION 5.13.     Intellectual Property. The Borrower and its Subsidiaries shall, and shall cause each Subsidiary to, (a) conduct its business without infringing, misappropriating or otherwise violating any intellectual property of any other Person, and (b) comply with the obligations under its intellectual property licenses, except, in each cease (whether under clause (a) or clause (b)), to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14.     Conduct of Scheme and/or Offer.

(a)         In its pursuit of the consummation of the Amsterdam Acquisition, the Certain Funds Loan Parties shall (and shall procure that UK Bidco shall) comply at all times from the date hereof until the date of the consummation of the Amsterdam Acquisition in all material respects with the Takeover Code (subject to any waiver or dispensation of any kind granted by, or requirement of, the Takeover Panel or the Court) in each case where non-compliance would reasonably be expected to materially adversely affect the interests of the Lenders under this Agreement.

(b)         From the date hereof until the date of the consummation of the Amsterdam Acquisition, the Certain Funds Loan Parties shall not (and shall procure that UK Bidco shall not) take any steps in its pursuit of the consummation of the Amsterdam Acquisition as a result of which the Borrower or any of its Subsidiaries is obliged to make a mandatory offer with respect to Amsterdam under Rule 9 of the Takeover Code.

(c)         Subject to any confidentiality, regulatory, legal or other restrictions relating to the disclosure or supply of such information, the Certain Funds Loan Parties shall (and shall procure that UK Bidco shall): (i) use commercially reasonable efforts to keep the Administrative Agent reasonably informed as to any material developments in relation to the Amsterdam Acquisition, including the Scheme or, as applicable, the Offer (and any switch from a Scheme to an Offer or vice versa); and (ii) if the Administrative Agent reasonably requests, give the Administrative Agent reasonable details as to the current level of acceptances for any Offer, and deliver to the Administrative Agent copies of each press announcement, any Offer Document, any material written agreement between the Borrower and Amsterdam with respect to the Scheme, any other material Scheme Document, all other material announcements and documents published or delivered pursuant to the Offer or Scheme (other than the cash confirmation) and all material legally binding agreements entered into by the Borrower in connection with an Offer or Scheme.

(d)     The Certain Funds Loan Parties shall (and shall procure that UK Bidco shall):

(i)

(if the Amsterdam Acquisition is being effected by way of the Scheme), within thirty (30) days of the Scheme Effective Date, use all reasonable endeavors to procure (except to the extent prevented by, and subject always to any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Code) that Amsterdam is re-registered as a private limited company;

(ii)

(if the Amsterdam Acquisition is being effected by way of an Offer), within thirty (30) days of the later of (A) the Closing Date; and (B) the date upon which the Borrower (directly or indirectly) owns shares in Amsterdam (excluding any shares held in treasury), which, when aggregated with all other shares in Amsterdam owned directly or indirectly by the Borrower, represent not less than 75% of the voting rights attributable to the capital of Amsterdam which are then exercisable at a general meeting of the Amsterdam (excluding any shares held in treasury), procure that such action as is necessary is taken to procure (except to the extent prevented by, and subject always to, any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Code)) that Amsterdam is re-registered as a private limited company; and

(iii)

(if the Amsterdam Acquisition is being effected by way of an Offer), where becoming entitled to do so, UK Bidco shall use reasonable efforts to promptly (and in any event within the maximum time period prescribed by such actions) complete a Squeeze-Out.

ARTICLE VI

Negative Covenants

From the Effective Date (other than Section 6.02 which shall be from the date on which the Existing A&R Credit Agreement has been refinanced in full), until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.     Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)     the Obligations and any other Indebtedness created under the Loan Documents;

(b)     Indebtedness existing on the date hereof under the 2017 Supplemental Indenture and the 2020 Supplemental Indenture or otherwise set forth in Schedule 6.01, and extensions, renewals, refinancings (including successive refinancings) and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof except to the extent of unpaid accrued interest on such Indebtedness and fees and expenses reasonably incurred in connection with such extensions, renewals, refinancings and replacements;

(c)     Indebtedness constituting loans or advances not prohibited by Section 6.04;

(d)     Guarantees by the Borrower of obligations of any Subsidiary and by any Subsidiary of obligations of the Borrower or any other Subsidiary;

(e)     Indebtedness of the Borrower or any Subsidiary incurred to finance or refinance (including successive refinancings) the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $100,000,000 at any time outstanding;

(f)     Indebtedness of the Borrower or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $250,000,000 at any time outstanding;

(g)     Indebtedness of the Borrower or any Subsidiary owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)     Indebtedness of the Borrower or any Subsidiary (including obligations in respect of letters of credit for the benefit of the issuer thereof) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(i)     (i) Indebtedness of an Acquired Entity existing at the time of the related Permitted Acquisition which was not incurred in contemplation of such Permitted Acquisition, provided that the aggregate principal amount of such Indebtedness permitted by this sub-clause (i) shall not exceed $100,000,000 at any time outstanding and (ii) Indebtedness of any Amsterdam Entities existing on the Closing Date which was not incurred in contemplation of the Amsterdam Acquisition;

(j)     (i) unsecured Indebtedness of the Borrower and its Subsidiaries so long as the Borrower, on a pro forma basis giving effect to such incurrence of Indebtedness, is in compliance with a Total Leverage Ratio of no more than 5.50 to 1.00; provided, that (x) the weighted average life to maturity of any such Indebtedness shall be no shorter than the then remaining weighted average life to maturity of any of the Facilities and (y) the maturity date of such Indebtedness shall be no earlier than the Maturity Date (other than (a) customary bridge loans so long as the long-term debt contemplated in respect thereof would satisfy the conditions of this proviso, (b) Indebtedness in an amount not to exceed the greater of (x) $500,000,000 and (y) 100% of Consolidated EBITDA, the maturity date of which is no earlier than the Maturity Date and (c) Indebtedness in an amount not to exceed $100,000,000) and (ii) Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section 6.01, so long as the aggregate outstanding principal amount of such Indebtedness permitted only by this clause (ii) shall not exceed at any time the greater of (x) $125,000,000 and (y) 25% of Consolidated EBITDA at such time; provided that no more than $125,000,000 of such Indebtedness permitted by this clause (ii) may be secured by Liens on the assets of the Borrower or one or more of the Borrower’s Subsidiaries;

(k)     Indebtedness not otherwise permitted under this Section of the Borrower or any Subsidiary as an account party in respect of letters of credit or bankers’ acceptances or similar instruments in an aggregate outstanding principal amount not to exceed $25,000,000 at any time;

(l)     Indebtedness in respect of Swap Agreements permitted by Section 6.05;

(m)     Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days after its incurrence;

(n)     customer deposits and advance payments received by the Borrower or any Subsidiary in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(o)     Indebtedness representing deferred compensation, stock-based compensation or retirement benefits to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(p)     Indebtedness of the Borrower or any Subsidiary consisting of (A) Indebtedness owed to any insurance provider for the financing of insurance premiums so long as such Indebtedness shall not be in excess of the amount of such premiums, and shall be incurred only to defer the cost of such premiums, for the annual period in which such Indebtedness is incurred or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(q)     Indebtedness of any Subsidiary to the Borrower or any other Subsidiary, or of the Borrower to any Subsidiary; provided that (i) any such Indebtedness owing by any Loan Party to a Person that is not a Loan Party shall be expressly subordinated in right of payment to the Obligations pursuant to a customary subordination agreement (which may be in the form of a global intercompany note) in form and substance reasonably satisfactory to the Administrative Agent and (ii) any such Indebtedness owing by any Person that is not a Loan Party to any Loan Party shall be evidenced by an intercompany note pledged to the Collateral Agent pursuant to the terms of the Collateral Documents to the extent required thereby;

(r)     Indebtedness of the Borrower and its Subsidiaries for customary indemnification, purchase price adjustments, earn-outs or similar obligations in each case incurred in connection with a Permitted Acquisition or Disposition permitted hereunder;

(s)     any Indebtedness under the Existing A&R Credit Agreement (solely for so long as, and to the extent that, Section 5.11 permits such Indebtedness to remain outstanding); provided that any increase in Indebtedness under the Existing A&R Credit Agreement shall only be permitted pursuant to the terms of the Existing A&R Credit Agreement as in effect on the date hereof; and

(t)     Indebtedness incurred under the Unsecured Bridge Credit Facility and extensions, renewals, refinancings and replacements of such Indebtedness with Indebtedness in the form of loans or notes (including, for the avoidance of doubt, senior unsecured notes issued by the Borrower or any Subsidiary) that does not increase the outstanding principal amount thereof except to the extent of unpaid accrued interest on such Indebtedness and fees and expenses reasonably incurred in connection with such extensions, renewals, refinancings and replacements.

For purposes of determining compliance with this Section 6.01, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Borrower, in its reasonable discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

SECTION 6.02.     Liens. From and after the date on which the Existing A&R Credit Agreement has been refinanced in full, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)     Permitted Liens;

(b)     any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof except for any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing;

(c)     any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged or consolidated with the Borrower or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof except for any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing;

(d)     Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 90% (or 100% in the case of Capital Lease Obligations) of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e)     [reserved];

(f)     Liens on Permitted Receivables Facility Assets of the Borrower and its Subsidiaries in connection with or to secure Indebtedness arising under Permitted Receivables Facilities;

(g)     Liens attaching to commodity trading accounts or brokerage accounts incurred in the ordinary course of business;

(h)     pledges or deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(i)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(j)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(k)     Liens that are customary contractual liens (including rights of set-off and pledges) encumbering deposits and accounts and (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of any Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred by the Borrower or any Subsidiary in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(l)     Liens solely on cash earnest money deposits or deposits in connection with indemnity obligations made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition;

(m)     precautionary Uniform Commercial Code financing statements filed solely as a precautionary measure in connection with operating leases or consignment of goods;

(n)     Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto as permitted under Section 6.01(p);

(o)     customary Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds, all in favor of the provider of such services;

(p)     any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;

(q)     Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)     Liens arising by operation of law under §1120 of the German Civil Code (Bürgerliches Gesetzbuch), under §369 of the German Commercial Code (Handelsgesetzbuch) or under similar provisions of Swiss law;

(s)     Permitted Supplier Financings and Liens (if any) arising in connection therewith and financing statements filed under the Uniform Commercial Code evidencing sales of accounts receivable made pursuant thereto, but only so long as such Permitted Supplier Financings do not breach Section 6.03;

(t)     Liens (i) incurred pursuant to Section 6.01(j)(ii) above (so long as the Indebtedness secured thereby does not exceed $125,000,000 as set forth in the proviso of such Section) and (ii) on assets of the Borrower and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $50,000,000;

(u)     Liens securing the Obligations; and

(v)     Liens securing any Indebtedness incurred pursuant to Section 6.01(s);

provided, that notwithstanding anything to the contrary set forth in any exception to this Section 6.02, the Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien (A) in reliance on the CNTA Basket, other than pursuant to the Collateral Documents, or (B) that would require any notes issued under the 2017 Supplemental Indenture or the 2020 Supplemental Indenture to be equally and ratably secured with the obligations secured by such Lien, unless the Obligations are also so secured by any assets subject to such Lien and all such Liens on common collateral are subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent.

SECTION 6.03.     Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise make any Disposition of its property or the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i)	the Borrower and its Subsidiaries may purchase and sell inventory in the ordinary course of business;

(ii)	the Borrower and its Subsidiaries may enter into and consummate Permitted Acquisitions;

(iii)	any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(iv)

if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (A) any Subsidiary may merge into or consolidate with a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger or consolidation involving the Borrower must result in the Borrower as the surviving entity) and any Subsidiary that is not a Loan Party may merge into or consolidate with another Subsidiary that is not a Loan Party, (B) any wholly owned Subsidiary may merge into or consolidate with any wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no Person other than the Borrower or a wholly owned Subsidiary receives any consideration, provided that if any such merger or consolidation described in this clause (B) shall involve a Loan Party, the surviving entity of such merger or consolidation shall be a Loan Party, (C) the Borrower, any Subsidiary or any Joint Venture may sell, transfer, lease or otherwise dispose of its assets to one or more Loan Parties or one or more Subsidiaries pursuant to a transaction permitted under Section 6.04 and (D) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including Equity Interests) to one or more Loan Parties, and any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including Equity Interests) to one or more Subsidiaries that are not Loan Parties;

(v)

the Borrower or any Subsidiary may transfer, sell and/or pledge Permitted Receivables Facility Assets under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $250,000,000);

(vi)

the Borrower and/or any Subsidiary may enter into any Permitted Supplier Financing so long as the aggregate face amount of all accounts receivable of the Borrower and its Subsidiaries that are sold pursuant to this clause (vi) shall not exceed an amount equal to (x) 20.0% of Consolidated Total Assets during any one fiscal year of the Borrower and (y) 7.5% of Consolidated Total Assets during any one fiscal quarter of the Borrower, in each case based on Consolidated Total Assets as of the most recently ended fiscal year of the Borrower for which financial statements shall have been delivered pursuant to Section 5.01(a) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a), the most recent financial statements referred to in Section 3.04(a)(i));

(vii)

if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(viii)

the Borrower or any Subsidiary may sell, transfer or otherwise dispose of (A) excess, damaged, obsolete or worn out assets and scrap in the ordinary course of business, and (B) other property or assets of the Borrower and its Subsidiaries provided that (1) at the time thereof and immediately after giving effect to such sale, transfer or other disposition, no Default shall have occurred and be continuing, (2) such sale, transfer or disposal is for consideration at least 75% of which is cash (without regard to earn-out, royalty and similar payments accruing over time), and (3) such consideration is at least equal to the fair market value of the assets being sold, transferred or otherwise disposed of;

(ix)	the Borrower or any Subsidiary may make any Restricted Payment permitted under Section 6.06; and

(x)

the Borrower or any Subsidiary may make additional Dispositions that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (ix), do not in the aggregate exceed the greater of (a) $250,000,000 and (b) 5.0% of Consolidated Total Assets.

(b)     The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.     Investments. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) or otherwise permit to exist any Investment in any other Person, except:

(a)     Permitted Investments;

(b)     Receivables owing to the Borrower or any of its Subsidiaries arising from sales of inventory and delivery of services under usual and customary terms in the ordinary course of business;

(c)     advances not to exceed $5,000,000 outstanding at any time to employees of the Borrower and its Subsidiaries to meet expenses incurred by such employees in the ordinary course of business;

(d)     Loans in the ordinary course of business and generally consistent with past practices, to officers, directors and employees in connection with the granting of stock options or as incentive or bonus compensation;

(e)     (i) Investments by the Borrower or any of its Subsidiaries existing on the date hereof in the capital stock of their respective Subsidiaries, (ii) Investments by the Borrower or any of its Subsidiaries in the capital stock of its respective Subsidiaries which are Subsidiary Guarantors, whether now existing or hereafter created or established and (iii) loans and advances by the Borrower or any of its Subsidiaries to any other Subsidiaries outstanding on the date hereof, including the conversion of any such loans or advances to Equity Interests in the Subsidiaries obligated with respect thereto;

(f)     [reserved];

(g)     Investments not otherwise permitted by this Section made by the Borrower in, to or in support of the obligations of any Subsidiary and made by any Subsidiary to or in support of the obligations of the Borrower or any other Subsidiary (provided that not more than an aggregate of $150,000,000 in Investments permitted solely by this paragraph (g) may be outstanding at any time, during the term of this Agreement, by any Loan Party in, to or in support of the obligations of a Person that is not a Loan Party);

(h)     Guarantees constituting Indebtedness permitted by Section 6.01;

(i)     Permitted Acquisitions;

(j)     the Amsterdam Acquisition, any Investments of any Amsterdam Entity existing on the Closing Date and any Investments made in any Subsidiary in order to facilitate the consummation of the Amsterdam Acquisition;

(k)     Existing Joint Ventures;

(l)     contributions of Permitted Receivables Facility Assets and cash deemed received from proceeds of Permitted Receivables Facility Assets to any Receivables Entity to the extent required or made pursuant to Permitted Receivables Facility Documents or to the extent necessary to keep such Receivables Entity properly capitalized to avoid insolvency or consolidation with a Loan Party or any of the Subsidiaries;

(m)     any other Investment not otherwise permitted by this Section (other than acquisitions, but including Investments or capital contributions by the Borrower or any Subsidiary in Joint Ventures) so long as the aggregate amount outstanding of all such other Investments does not exceed $150,000,000 during the term of this Agreement;

(n)     other Investments, so long as no Default or Event of Default has occurred and is continuing prior to making such Investments or would arise after giving effect thereto, in an aggregate amount, taken with all other Investments made pursuant to this Section 6.04(n) and all Restricted Payments made pursuant to Section 6.06(d) (but without duplication as a result of the subtraction of any such Investments or Restricted Payments in accordance with the definition of “Available Amount”), not to exceed the Available Amount; and

(o)     additional Investments not otherwise permitted under this Section 6.04 if the Borrower is in pro forma compliance with a Total Leverage Ratio of 4.00:1.00 or below, so long as no Default or Event of Default has occurred and is continuing prior to making such Investments or would arise after giving effect thereto.

For purposes of determining compliance with this Section 6.04, (i) the amount of any Investment shall be the amount actually invested, loaned or advanced, without adjustment for subsequent increases or decreases in the value of such Investment less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment and (ii) if a loan, advance or other Investment meets the criteria of more than one of the types of Investments described in the above clauses, the Borrower, in its reasonable discretion, shall classify, and from time to time may reclassify, such Investment and only be required to include the amount and type of such Investment in one of such clauses.

SECTION 6.05.     Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual or potential exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Interest Rate Swap Agreements with respect to any interest-bearing liability or Investment of the Borrower or any Subsidiary.

SECTION 6.06.     Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional rights to acquire shares of its stock, (b) Subsidiaries may declare and pay dividends or other distributions with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees or directors of the Borrower and its Subsidiaries, (d) the Borrower may make any other Restricted Payment, so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto, in an aggregate amount, taken with all other Restricted Payments made pursuant to this Section 6.06(d) and all Investments made pursuant to Section 6.04(n) (but without duplication as a result of the subtraction of any such Restricted Payments or Investments in accordance with the definition of “Available Amount”), not to exceed the Available Amount, (e) the Borrower may make additional Restricted Payments not otherwise permitted under this Section 6.06 if the Borrower is in pro forma compliance with a Total Leverage Ratio of 4.00:1.00 or below, so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto and (f) the Borrower may make any other Restricted Payment, so long as (i) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto, and (ii) the aggregate amount of such Restricted Payments made pursuant to this clause (f) in any single fiscal year of the Borrower does not exceed $40,000,000.

SECTION 6.07.     Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) transactions permitted under Section 6.04 with Joint Ventures consisting of cash equity contributions by the Borrower and its Subsidiaries, or any one or more of them, (d) any Restricted Payment permitted by Section 6.06 and (e) transactions contemplated by any Permitted Receivables Facility Documents.

SECTION 6.08.     [Reserved].

SECTION 6.09.     Financial Covenants.

(a)     Minimum Interest Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters ending on or after the Effective Date for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 2.00 to 1.00.

(b)     Maximum Secured Leverage Ratio. The Borrower will not permit the ratio (the “Secured Leverage Ratio”), determined as of the end of each of its fiscal quarters, of (i) Consolidated Total Indebtedness that is secured by a Lien on such date to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be greater than 4.50 to 1.00; provided, that, upon the Administrative Agent’s receipt of a written notice of consummation of a Material Covenant Acquisition and the Borrower’s election to increase the maximum Secured Leverage Ratio for purposes of this Section 6.09(b) in connection therewith (such election, “Material Acquisition Election”), the applicable maximum Secured Leverage Ratio for purposes of this Section 6.09(b) shall be increased for the four consecutive fiscal quarter period beginning with the fiscal quarter in which such Material Covenant Acquisition is consummated (such four fiscal quarter period, the “Material Acquisition Period”) by 0.50 to 1.00; provided, that (i) the Borrower may make no more than two Material Acquisition Elections during the term of each of the Revolving Facility and the Term Facility, (ii) the Borrower may not make a Material Acquisition Election unless at least one full fiscal quarter has ended following the end of the most recently completed Material Acquisition Period and (iii) the maximum Secured Leverage Ratio for purposes of this Section 6.09(b) for the fiscal quarter ended after a Material Acquisition Period shall not exceed 4.50 to 1.00.

ARTICLE VII

SECTION 7.01.     Events of Default. The following events shall each constitute an “Event of Default” hereunder:

(a)     the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)     any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)     (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08, 5.09 or 5.11 or in Article VI or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e)     the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.01(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier of the Borrower’s or such Subsidiary Guarantor’s knowledge of such breach or notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)     the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g)     any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or shall not be frivolous or vexatious;

(i)     the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, moratorium or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator, compulsory manager or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)     the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due by reason of financial difficulty;

(k)     one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (excluding the amount of any insurance coverage by insurance companies with the financial ability to pay the same and who have agreed in writing to cover the applicable claim(s)) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)     a Change in Control shall occur;

(n)     any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any Subsidiary shall challenge the enforceability of any material provisions of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(o)     subject to Section 5.09, and except as released in accordance with Section 9.16, any Collateral Document after the delivery and effectiveness thereof shall cease to create a valid and perfected Lien, to the extent and in the manner required under such Collateral Document and, with the priority required by such Collateral Document, on and security interest in any material portion of the Collateral taken as a whole, subject to Liens permitted under Section 6.02, (except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing Equity Interests or promissory notes pledged under the Collateral Documents).

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 90 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentations or other Default which arises with respect to Amsterdam or its Subsidiaries will not be deemed a breach of a covenant, misrepresentation or a Default or Event of Default (other than, with respect to Certain Funds Defaults, for the purpose of Section 4.02(b)), as the case may be, if (i) it is capable of remedy and reasonable steps are being taken to remedy it; (ii) the circumstances giving rise to it have not knowingly been procured or approved by the Borrower; and (iii) it does not have a material adverse effect on the financial condition or the consolidated results of operations of the Borrower and its Subsidiaries (including Amsterdam and its Subsidiaries) taken as a whole, such that the Borrower and its Subsidiaries (including Amsterdam and its Subsidiaries) taken as a whole would be unable to perform the payment obligations under this Agreement.

If the relevant circumstances are continuing on or after the Clean-Up Date and such circumstances would otherwise constitute a breach of covenant, misrepresentation or Default or Event of Default, there shall be a breach of covenant, misrepresentation or Default or Event of Default, as the case may be, on account of such circumstance, notwithstanding this paragraph.

SECTION 7.02.     Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Borrower described in Section 7.01(h) or Section 7.01(i)) (but prior to the expiration of the Certain Funds Period, solely with respect to a Certain Funds Default in relation to a Certain Funds Loan Party), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments (including the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in case of any event with respect to the Borrower described in Section 7.01(h) or (i) (but prior to the expiration of the Certain Funds Period, solely with respect to a Certain Funds Default in relation to a Certain Funds Loan Party), the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default (but prior to the expiration of the Certain Funds Period, solely with respect to a Certain Funds Default in relation to a Certain Funds Loan Party), the Administrative Agent may, and at the request of the Required Lenders shall, (i) exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity and (ii) at such time or times as the Administrative Agent may elect, apply all or part of the proceeds constituting Collateral in payments of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to the preceding sentence, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral, and all other amounts received on account of the Obligations) in accordance with Section 4.02 of the Security Agreement.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents (but prior to the expiration of the Certain Funds Period, solely with respect to a Certain Funds Default in relation to a Certain Funds Loan Party), the Administrative Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing (but prior to the expiration of the Certain Funds Period, solely with respect to a Certain Funds Default in relation to a Certain Funds Loan Party), the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party (but prior to the expiration of the Certain Funds Period, solely with respect to a Certain Funds Default in relation to a Certain Funds Loan Party), which right or equity is hereby waived and released by the Borrower on behalf of itself and its Subsidiaries . The Borrower further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of the Borrower, another Loan Party or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.02, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, the Borrower on behalf of itself and its Subsidiaries waives all Liabilities it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.     Authorization and Action. Each Lender and the Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and the Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney in its capacity as Administrative Agent to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or the Issuing Bank’s behalf. Without limiting the foregoing, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)     As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Bank with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)     In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Bank (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)

the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)

where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any country, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)

nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)     The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)     The Lead Arranger shall not have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Documents and shall incur no liability hereunder or thereunder in such capacity, but shall have the benefit of the indemnities provided for hereunder.

(f)     In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, the Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)     The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02.     Administrative Agent’s Reliance, Limitation of Liability, Etc. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)     The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or the Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or calculation of any Dollar Amount or Equivalent Amount.

(c)     Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03.     Posting of Communications. The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other Electronic System or electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)     Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Bank and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Bank and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)     THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)     Each Lender and the Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)     Each of the Lenders, each of the Issuing Bank and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)     Nothing herein shall prejudice the right of the Administrative Agent, any Lender or the Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04.     The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.05.     Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided, that no such consent of the Borrower shall be required if an Event of Default shall have occurred and be continuing on the date of such appointment. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Borrower (or the Required Lenders) appoint a successor agent as provided for above. Any appointment of a successor Administrative Agent shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent or upon effectiveness of the Administrative Agent’s resignation, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)     Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06.     Acknowledgments of Lenders and Issuing Bank. Each Lender and the Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender or the Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)     Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

SECTION 8.07.     Collateral Matters. Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)     In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Obligations and no Swap Agreement the obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any Banking Services Agreement or Swap Agreement the obligations under which constitute Obligations, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)     The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08.     Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09.     Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)	such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)     Each of the Administrative Agent and the Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10.     Defined Terms. For purposes of this Article VIII, the term “Administrative Agent” includes the Collateral Agent (unless the context shall otherwise require).

SECTION 8.11.     Erroneous Payments. (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.11 shall be conclusive, absent manifest error.

(ii)

Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)

The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv)

Each party’s obligations under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01.     Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to it c/o H.B. Fuller Company, 1200 Willow Lake Boulevard, St. Paul, Minnesota 55110, Attention: Treasurer (Email: corporate.treasury@hbfuller.com);

(ii)

if to Goldman Sachs Bank USA, in its capacity as Administrative Agent or Swingline Lender, to it at 2001 Ross Ave, 29th Floor, Dallas, TX 75201, Attention: SBD Operations (Email: gs-dallas-adminagency@ny.email.gs.com and gs-sbdagencyborrowernotices@ny.email.gs.com; Tel: 972-368-2323; Fax: (646) 769-7829) with a copy to 200 West Street, 7th floor, New York, NY 10282, Attention: Bank Debt Portfolio Group (E-mail: bdpg-ny-portfolio@ny.email.gs.com);

(iii)

if to Goldman Sachs Bank USA, in its capacity as an Issuing Bank, to it at 2001 Ross Avenue, 37th Floor, Dallas TX 75201, Attention: Letter of Credit Department Manager (Email: gs-loc-operations@ny.email.gs.com; Tel: 972 368-2790; Fax: 917-977-4587);

(iv)	if to the Collateral Agent, to Goldman Sachs Bank USA; and

(v)	if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)     Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.     Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)     Subject to Section 2.14 and clauses (c) and (e) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (in respect of any waiver, amendment or modification of Section 2.11(c), the Required Term Lenders rather than the Required Lenders); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.09(c) or Section 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.18(b) or 2.25(e) or in the Security Agreement without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release the Borrower or all or substantially all of the Subsidiary Guarantors from, its obligations under Article X or the Subsidiary Guaranty, as applicable, without the written consent of each Lender, (viii) [reserved], (ix) except as provided in clause (f) of this Section 9.02, or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender or (xii) subordinate (i) the Obligations to any other Indebtedness or (ii) any Lien securing any of the Obligations on all or substantially all of the Collateral to any other Lien securing any other Indebtedness, without, in each case, the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.25 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender); provided further, that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)     Notwithstanding the foregoing, (i) this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower to each relevant Loan Document (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans, and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders and (ii) any condition as to any extension of credit under the initial Revolving Facility set forth in Section 4.04 may be amended or rights and privileges thereunder waived only with the consent of the Required Revolving Lenders (and, in the case of the issuance of a Letter of Credit, the applicable L/C Issuer).

(d)     Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(e)     If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than an Ineligible Institution) which is reasonably satisfactory to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) such Non-Consenting Lender shall have received in same day funds on the day of such replacement an amount equal to (1) the outstanding principal amount of its Loans and participations in LC Disbursements and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

(f)     The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release, or to direct the Collateral Agent to release, any Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment in full of the principal of and interest on each Loan and all fees payable hereunder, expiration or termination of all Letters of Credit without any pending draw (or otherwise subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank), and reimbursement of all LC Disbursements, (ii) under any circumstance described in Section 9.16(d), or (iii) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 7.02. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate, or direct the Collateral Agent to subordinate, any Lien on any assets granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d) or (ii) in the event that the Borrower shall have advised the Administrative Agent that, notwithstanding the use by the Borrower of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document be released, to release the Administrative Agent’s Liens, or to direct the Collateral Agent to release the Collateral Agent’s Liens, on such assets.

SECTION 9.03.     Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent and their respective Affiliates, including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of any one primary counsel for the Administrative Agent, the Collateral Agent and their respective Affiliates collectively, and one additional local counsel in each jurisdiction as to which the Administrative Agent and the Collateral Agent (as applicable) reasonably determines local counsel is appropriate, for the Administrative Agent or the Collateral Agent (as applicable), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender (provided that the Borrower’s obligations to pay fees of counsel shall be limited to one counsel for the Administrative Agent, the Collateral Agent and the Lenders taken as a whole and, solely in the case of any actual or perceived conflict of interest, one additional counsel to all similarly affected Lenders (and, if reasonably necessary, of one local counsel in any relevant jurisdiction (and any special counsel reasonably retained by the Administrative Agent) to the Administrative Agent and the Lenders taken as a whole, and solely in the case of any such conflict of interest, one additional local counsel to all similarly affected Lenders taken as a whole, in each such relevant jurisdiction and one additional special counsel to all similarly affected Lenders taken as a whole)), in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnified Person, incurred by or asserted against any Indemnified Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or any transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries or their respective equity holders, Affiliates or creditors, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to (x) have resulted from the gross negligence or willful misconduct of such Indemnified Person or (y) have not resulted from an act or omission by the Borrower or any of its Affiliates and have been brought by an Indemnified Person against any other Indemnified Person; provided, further, that to the extent that the foregoing obligates the Borrower to pay fees, disbursements and other charges of outside counsel, such amounts shall be limited to fees, disbursements and other charges of one counsel for all Indemnified Persons similarly situated (and, if reasonably necessary, one local counsel in any relevant jurisdiction). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)     To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, and without limiting the obligation of the Borrower to do so, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent (as applicable), the Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Related Person”) or the such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)     To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Lead Arranger and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) shall relieve the Borrower or any Loan Party of any obligation it may have to indemnify an Indemnified Person, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party.

(e)     All amounts due under this Section shall be payable not later than 15 days after written demand therefor.

SECTION 9.04.     Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) (x) the Borrower, on or prior to the Closing Date, in the Borrower’s sole discretion; provided that no consent of the Borrower shall be required in the case of assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC or in accordance with the Secured Bridge Syndication Plan (as defined in the Fee and Syndication Letter) and

(y) the Borrower, after the Closing Date, such consent shall not be unreasonably withheld or delayed (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee or in the case of assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC or in accordance with the Secured Bridge Syndication Plan (as defined in the Fee and Syndication Letter);

(B) the Administrative Agent (provided that the prior written consent of the Administrative Agent will not be required in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund);

(C) in the case of an assignment of rights and obligations under the Revolving Facility, the Issuing Bank; and

(D) in the case of an assignment of rights and obligations under the Revolving Facility, the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of assignments under the Revolving Facility and not less than $1,000,000 in the case of assignments under the Term Facility, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) the assignee shall not be an Ineligible Institution.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)         (i) Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)         A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loans, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and proposed Section 1.163-5 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)         Notwithstanding anything contained in Section 2.18 or this Section 9.04 to the contrary, any of Borrower or its Subsidiaries may purchase by way of assignment and become an assignee with respect to Term Loans at any time and from time to time from Term Lenders in accordance with Section 9.04(a) hereof (each, a “Permitted Loan Purchase”); provided, that, in respect of any Permitted Loan Purchase, (A) no Permitted Loan Purchase shall be made from the proceeds of any extensions of credit under the Revolving Facility, (B) upon consummation of any such Permitted Loan Purchase, the Term Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(f), (C) in connection with any such Permitted Loan Purchase, any of the Borrower or its Subsidiaries and such Lender that is the assignor shall execute and deliver to the Administrative Agent a duly completed Assignment and Assumption (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Assignment and Assumption and (y) shall not be required to execute and deliver an Assignment and Assumption pursuant to Section 9.04(b)(ii)(C)) and shall otherwise comply with the conditions to assignments under this Section 9.04 and (D) no Default or Event of Default would exist immediately after giving effect on a pro forma basis to such Permitted Loan Purchase.

(f)          Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

(g)          Upon the assignment by any Term Lender of any Term Loans pursuant to a Permitted Loan Purchase, either (i) the applicable assignee shall make a representation to the Term Lender making such assignment that it does not possess material non-public information with respect to the Borrower and its Subsidiaries that has not been disclosed to such Term Lender or the Lenders generally or (ii) the applicable assignor shall deliver to the Administrative Agent and the Borrower a customary Big Boy Letter.

SECTION 9.05.     Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.     Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07.     Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.     Right of Setoff. If a Certain Funds Default has occurred and is continuing, or, following the expiry of the Certain Funds Period, an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.25 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or its respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.     Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)     Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender or Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)     The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(d)     The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.     Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.     USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.14.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16.     Release of Subsidiary Guarantors and Collateral.

(a)     A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty and the other Loan Documents to which it is a party (including its obligations to pledge and grant any Collateral owned by it pursuant to the Collateral Documents) and any pledge of Equity Interests in such Subsidiary Guarantor and the Collateral owned by such Subsidiary Guarantor, in each case pursuant to the Collateral Documents, shall automatically be released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release, including directions to the Collateral Agent to effect any such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)     Further, if no Event of Default is continuing, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty and the other Loan Documents to which it is a party (including its obligations to pledge and grant any Collateral owned by it pursuant to the Collateral Documents) if such Subsidiary Guarantor is no longer a Material Subsidiary; provided that, once any Elected Subsidiary becomes a Subsidiary Guarantor, such Subsidiary shall thereafter constitute a Material Subsidiary under this Agreement and shall not be released as a Subsidiary Guarantor thereafter unless such Person ceases to be a Subsidiary as a result of a transaction permitted by this Agreement.

(c)     At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations in respect of Swap Agreements or any Banking Services Agreement, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d)     Notwithstanding anything to the contrary in any Loan Document, the Collateral and any other collateral security for the Obligations shall automatically be released, and the Administrative Agent shall direct the Collateral Agent to release such Collateral or other collateral security, from any security interest or Lien created by the Loan Documents (i) upon the Disposition of such Collateral to any Person other than a Loan Party pursuant to a transaction not restricted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby) (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (ii) upon the expiration or termination of a lease of such property to the Borrower or any Subsidiary under a lease permitted under this Agreement, (iii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (except in the case of a release of all or substantially all of the Collateral (other than in connection with a transaction not restricted by Sections 6.03), which release shall require the written consent of all Lenders), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Subsidiary Guaranty pursuant to this Section 9.16, or (v) as expressly provided in any Collateral Document; and the Administrative Agent shall then deliver to the Loan Parties all Collateral and any other collateral held under the Loan Documents and related documents in the custody or possession of such Person and, if reasonably requested by any Loan Party, shall execute and deliver (to the extent applicable) to such Loan Party for filing in each office in which any financing statement relative to such collateral, or any part thereof, shall have been filed, a termination statement under the Uniform Commercial Code or like statute in any other jurisdiction releasing or evidencing the release of the Administrative Agent’s interest therein, and such other documents and instruments as any Loan Party may reasonably request at the cost and expense of the Borrower. The Administrative Agent shall not be liable for any action taken by it at the reasonable request of a Loan Party pursuant to this Section 9.16(d).

SECTION 9.17.     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may, to the extent such liability is unsecured, be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.18.     [Reserved].

SECTION 9.19.     MIRE Events. Notwithstanding anything else to the contrary in this Agreement, following the Closing Date, no MIRE Event may be closed until the Administrative Agent shall have received written confirmation from each Revolving Lender and Term Lender that flood insurance due diligence and flood insurance compliance has been completed by the Revolving Lenders and Term Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed). If the Revolving Lenders and Term Lenders have not informed the Administrative Agent and the Borrower of any outstanding flood diligence requirements by the date that is thirty (30) days (or 5 Business Days if no pledged real estate is in an SFHA Zone) after the date on which the Administrative Agent made available to the Revolving Lenders and Term Lenders (which may be delivered electronically) the following documents with respect to each pledged real property: (i) a completed flood hazard determination from a third party vendor; (ii) for each real property located in a “special flood hazard area”, (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Party of such notice; and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such real property is located, evidence of required flood insurance with respect to such Mortgage, Revolving Lenders and Term Lenders will be deemed to have completed its flood insurance due diligence and flood insurance compliance and to have consented to such Mortgage.

SECTION 9.20.     Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

Borrower Guarantee

In order to induce the Lenders to extend credit hereunder, the Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations (other than, for the avoidance of doubt, Obligations of the Borrower). The Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Borrower waives presentment to, demand of payment from and protest to any Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Borrower hereunder shall not be affected by: (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of this Agreement, any Banking Services Agreement, any Swap Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document, any Banking Services Agreement, any Swap Agreement or other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Borrower to subrogation.

The Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Subsidiary or any other Person.

The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or any other circumstance.

The Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, the Issuing Bank or any Lender upon the insolvency, bankruptcy or reorganization of any Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of the Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against the Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Borrower shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Borrower of any sums as provided above, all rights of the Borrower against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Subsidiary, as the case may be, to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of the Borrower hereunder except the full performance and payment in cash of the Obligations.

The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Subsidiary Guaranty in respect of Specified Swap Obligations (provided, however, that the Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Nothing shall discharge or satisfy the liability of the Borrower hereunder except the full performance and payment in cash of the Obligations.

ARTICLE XI

Limitation on Foreign Subsidiaries.

Notwithstanding any other provision of this Agreement, including but not limited to Section 2.06 and Article X, no Foreign Subsidiary (other than a Foreign Subsidiary that is an Elected Subsidiary) shall be liable under this Agreement or any other Loan Document for or on account of any Loans made to or Letters of Credit issued for the account of the Borrower or any Domestic Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

H.B. FULLER COMPANY, as the Borrower

By: /s/ John J. Corkrean

Name:  John J. Corkrean

Title:    Executive Vice President and Chief

Financial Officer

H.B. FULLER MEDICAL ADHESIVE

TECHNOLOGIES INC., as a Subsidiary Guarantor

By: /s/ James J. East

Name:   James J. East

Title:     President

[Signature Page to Secured Bridge Credit Agreement]

GOLDMAN SACHS BANK USA, as Administrative Agent, Term Lender, Revolving Lender, Swingline Lender and Issuing Bank

By: /s/ Robert Ehudin

Name:  Robert Ehudin

Title:    Authorized Signatory

[Signature Page to Secured Bridge Credit Agreement]